Form 10-K, Exhibit 13
period 1993-12-31
WEST ONE BANCORP
filed 1994-03-25
CIK 351155

SELECTED FINANCIAL DATA
Dollars in thousands, except per share data                1993             1992             1991             1990             1989
For the year
Summary of operations
Interest income - taxable equivalent                   $515,798         $446,913         $459,704         $455,050         $431,524
Interest expense                                        193,435          195,090          249,980          268,014          266,022
Net interest income - taxable equivalent                322,363          251,823          209,724          187,036          165,502
Taxable equivalent adjustment                            18,473           13,125           12,152           11,347            9,671
Net interest income                                     303,890          238,698          197,572          175,689          155,831
Provision for credit losses                              13,383           14,308           29,680           11,668            7,514
Net interest income after provision
for credit losses                                       290,507          224,390          167,892          164,021          148,317
Other income                                            102,014           81,771           70,548           61,931           52,072
Securities gains                                            495            1,690            2,156               24              862
Total noninterest income                                102,509           83,461           72,704           61,955           52,934
Salaries and employee benefits                          128,886          104,024           90,485           82,211           78,719
Other expense                                           143,552          112,500           92,651           80,825           74,169
Total noninterest expense                               272,438          216,524          183,136          163,036          152,888
Income  before taxes                                    120,578           91,327           57,460           62,940           48,363
Provision for income taxes                               37,391           27,955           16,261           18,673           13,375
Net income                                              $83,187          $63,372          $41,199          $44,267          $34,988

Primary earnings per share                                $2.50            $2.09            $1.47            $1.60            $1.27
Fully diluted earnings per share                           2.38             1.98             1.44             1.60             1.26
Cash dividends declared per share                           .49             .675              .48              .44              .41
Cash dividends paid per share                              .595              .51              .47              .44              .40

At December 31
Assets                                               $7,671,353       $7,133,637       $5,417,199       $4,946,989       $4,760,263
Deposits                                              5,937,047        5,636,339        4,044,408        3,860,881        3,597,072
Loans                                                 5,354,497        4,531,913        3,497,451        3,292,217        2,934,970
Allowance for credit losses                              74,923           68,243           53,048           47,823           49,755
Long-term debt                                          116,460          117,649          111,881           72,614           71,863
Shareholders' equity                                    623,566          489,825          367,048          332,692          298,469
Full-time equivalent employees                            4,477            4,293            3,464            3,370            3,283
Shares outstanding                                   34,718,731       32,351,160       28,062,404       27,567,672       27,425,588

In September 1992, West One acquired certain assets and deposits from Security Pacific Corporation in Washington.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis of West One Bancorp and subsidiaries (the Corporation) supplements the accompanying consolidated financial statements. Prior year information has been restated to reflect a two-for-one stock split effected by means of a stock dividend paid in August 1993.

PERFORMANCE OVERVIEW

Net income was $83.2 million in 1993, a 31% increase over the Corporation's previous record earnings of $63.4 million in 1992. Net income in 1992 was 54% higher than the $41.2 million earned in 1991. Loan growth, a higher net interest margin and lower credit related costs contributed to the earnings improvement in 1993 and 1992. Fully diluted earnings per share increased 20% to $2.38 in 1993 following an increase of 38% in 1992. The Corporation's five-year compound growth rate for net income was 25% and fully diluted earnings per share increased at a compound annual growth rate of 19% over the same period.

The Corporation's return on average assets was 1.14% in 1993, an improvement from returns of 1.08% and .80% in 1992 and 1991, respectively. Return on average shareholders' equity was 15.61% in 1993, up from 14.93% in 1992 and 11.82% in 1991.

Expansion in the state of Washington contributed to the Corporation's performance in 1993. In September 1992, the Corporation acquired 38 branches with deposits of $1.2 billion and loans of $837 million from Security Pacific
Corporation (the Washington Acquisition).   The Corporation further improved
its competitive position in Washington by acquiring Yakima Valley Bank, a four-branch institution with assets of $119 million, in October 1992,and Ben Franklin National Bank, a three-branch institution with assets of $37 million, in May 1993.

REGIONAL ECONOMIC PERFORMANCE

A financial institution's performance is directly influenced by economic conditions in its service area. In 1993, the Corporation's service area of Idaho, Washington, Oregon and Utah was one of the strongest economic regions of the country. Utah and Idaho led the nation in employment growth during much of the year, with Utah's gains exceeding 5%. Idaho's employment gains were especially significant in the high technology sector, accompanied by strong growth in tourism and business services. Oregon's economy began to recover from the effects of drastic cuts in timber production on federal lands, and by late 1993 reported annual gains in employment of over 2%. Strength in Washington was largely offset by the effects of aerospace cutbacks; however, metropolitan areas served by the Corporation outside of the Puget Sound region, including Yakima, Spokane, Vancouver and the Tri-Cities, experienced vibrant and expanding economies during the year with rising employment and construction activity.

Lower interest rates and substantial net inmigration expanded residential construction in Idaho, Oregon and Utah. The number of new dwelling units authorized was up 13% throughout the region in 1993 as Utah, Oregon and Idaho posted gains of 41%, 17% and 14%, respectively, and no change was reported in Washington.

Prospects for continued economic growth in the Corporation's service area appear favorable in 1994, especially in light of an improving national economy. Construction activity is expected to remain strong in Idaho, Oregon and Utah. Washington's economy will not fully participate in the region's growth until production levels in the aerospace industry stabilize.

(Graphic material omitted)
A map of the Western United States is depicted, our four-state service area of Idaho, Washington, Oregon and Utah is highlighted.

AVERAGE BALANCES AND RATIOS
Dollars in thousands                                        1993            1992            1991            1990            1989
Selected average balances
Assets                                                $7,312,017      $5,848,131      $5,165,354      $4,731,919      $4,429,280
Earning assets                                         6,612,814       5,294,949       4,686,354       4,266,191       3,988,822
Securities                                             1,666,520       1,321,390       1,110,381         987,800         918,115
Loans                                                  4,903,797       3,767,186       3,349,190       3,110,738       2,692,968
Deposits                                               5,689,938       4,503,586       3,917,298       3,663,402       3,413,926
Short-term borrowings                                    880,495         736,043         745,699         621,272         604,860
Long-term debt                                           117,990         114,727          86,024          67,736          67,225
Shareholders' equity                                     532,898         424,429         348,684         312,599         283,124

Growth measures
(percent change in average balances)
Assets                                                      25.0%           13.2%            9.2%            6.8%           12.3%
Earning assets                                              24.9            13.0             9.8             7.0            11.6
Securities                                                  26.1            19.0            12.4             7.6            (1.1)
Loans                                                       30.2            12.5             7.7            15.5            16.7
Deposits                                                    26.3            15.0             6.9             7.3            15.6
Short-term borrowings                                       19.6            (1.3)           20.0             2.7            (2.3)
Long-term debt                                               2.8            33.4            27.0              .8             7.8
Shareholders' equity                                        25.6            21.7            11.5            10.4             8.9

Ratios (averages)
Return on shareholders' equity                             15.61%           14.93%         11.82%          14.16%          12.36%
Return on assets                                            1.14            1.08             .80             .94             .79
Dividend payout ratio                                      19.74           33.11           32.38           26.30           31.63
Loans to deposits                                          86.18           83.65           85.50           84.91           78.88
Shareholders' equity to assets                              7.29            7.26            6.75            6.61            6.39
Shareholders' equity to loans                              10.87           11.27           10.41           10.05           10.51

SHAREHOLDERS' EQUITY AND CAPITAL ADEQUACY

The Corporation's strong capital position merits the confidence of customers, investors and regulators, and provides a solid foundation for asset growth. Capital management ensures capital is available for current needs, anticipated growth and advantageous business opportunities. The Corporation regularly monitors current and projected consolidated and subsidiary capital positions to ensure capital levels exceed regulatory guidelines.

At December 31, 1993, shareholders' equity totaled $624 million, up 27% from a year ago. The primary source of additional shareholders' equity in 1993 was $68 million of retained earnings, up 58% from 1992. In addition, the Corporation issued $47 million of common stock through a dividend reinvestment and stock purchase plan providing shareholders the opportunity to purchase common stock and reinvest dividends at a discount from the market price. At December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the pronouncement, securities available for sale were reported at market value and the resulting net unrealized after-tax gain of $9 million was included in shareholders' equity, without impacting net income or risk-based capital ratios in 1993.

Shareholders' equity as a percent of assets measures capital strength. At December 31, 1993, the Corporation's ratio increased to 8.13%, up from 6.87% at December 31, 1992 and 6.78% at December 31, 1991.

In 1993, the Corporation paid dividends for the 58th consecutive year. The Corporation's dividend policy is designed to strike a balance between providing immediate returns to shareholders through cash dividends and increasing long-term shareholders' value through profitable utilization of earnings as capital. In recognition of record net income and a strong capital position, the Corporation's Board of Directors increased the quarterly dividend by 16% to $.18 per share in October 1993, representing the fifth consecutive year of dividend increases. On a per share basis, dividends paid in 1993 were $.595, a 17% increase from $.51 in 1992. The comparable dividend was $.47 in 1991.

The market price per share of the Corporation's common stock was $28.50 at December 31, 1993, or 159% of the $17.96 book value per share. At year-end 1992, the market price was $25.375 or 168% of the $15.14 book value per share. The Corporation's market capitalization was $989.5 million at December 31, 1993, up 21% from $820.9 million a year ago.

The average annual compounded return to the Corporation's shareholders for the five-year period ending December 31, 1993 assuming reinvestment of dividends was 27%, significantly outperforming our peer group of 539 commercial banks whose return was 13% and the NASDAQ market index return of 7%.

The Corporation's stock was held by 7,328 shareholders of record at December 31, 1993, and is traded in the over-the-counter market on the National Market System of NASDAQ under the symbol WEST. The accompanying market quotations represent the high and low closing sales price per share for the indicated periods, as reported by NASDAQ (NMS).

The Corporation is subject to risk-based capital guidelines established by the Federal Reserve Board requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. The Corporation's strong capital position, adequate allowance for credit losses, low intangible asset level and limited off-balance sheet exposure resulted in capital ratios exceeding regulatory minimums as presented in the chart at left. Bank regulators also adopted five capital category definitions applicable to banks for certain regulatory supervision purposes, ranging from well-capitalized to critically undercapitalized. At December 31, 1993, the Corporation and its banking subsidiaries exceeded the regulatory criteria for well-capitalized institutions and qualified for the minimum FDIC insurance assessment.

Double leverage is created when debt is incurred to acquire subsidiaries or to increase a subsidiary's capital and when intangible assets arise from acquisitions. The double leverage ratio is calculated for the Parent Company as the sum of investment in subsidiaries plus goodwill and core deposit intangibles divided by total shareholders' equity. Regulators have not specified a maximum level of double leverage. At December 31, 1993, the Corporation's double leverage ratio improved to .98 compared to 1.11 and 1.04, respectively, at December 31, 1992 and 1991.

RISK BASED CAPITAL RATIOS
(Graphic material omitted, replaces the two graphs presented on this page)
<CAPTIONS>
                                                                                 Regulatory Capital
                                                                                       Levels
West One at December 31,                                  1993         1992         Well    Minimum
Leverage ratio                                            7.61%        6.90%        5.00%      3.00%
Tier 1 capital                                            9.53         8.91         6.00       4.00
Total capital                                            11.80        11.41        10.00       8.00


QUARTERLY COMMON STOCK STATISTICS
                                                Fourth         Third        Second         First
1993
Market quotations
High                                           $31 5/8       $29 1/2       $26 3/8       $27 1/4
Low                                             23 7/8        24 3/8        22 7/8        24 1/2
Quarter-end                                     28 1/2        29 1/2        24 3/4        25 3/4

Per share
Cash dividends declared                            .18          .155          .155            --
Cash dividends paid                               .155          .155          .155           .13
Book value, quarter-end                          17.96         16.76         16.20         15.71

1992
Market quotations
High                                           $25 3/8       $21 1/8       $21 5/8       $19 3/4
Low                                             20 3/8        19 3/8        18            15 3/4
Quarter-end                                     25 3/8        20 1/2        20 5/8        19 3/4

Per share
Cash dividends declared                           .285           .13           .13           .13
Cash dividends paid                                .13           .13           .13           .12
Book value, quarter-end                          15.14         14.90         14.49         13.46

See Note 14 to the financial statements

NET INTEREST INCOME
Net interest income is the Corporation's principal source of revenue and is comprised of interest income on earning assets minus interest expense on interest bearing liabilities. Net interest margin is net interest income expressed as a percent of average earning assets and represents the difference between the yield on earning assets and the composite interest rate paid on all sources of funds. Net interest income is adjusted to a taxable equivalent basis to present income earned on taxable and tax-exempt assets on a comparable basis. References to net interest income and net interest margin in this discussion represent taxable equivalent amounts.

Net interest income was $322.4 million in 1993, an increase of 28% from the prior year. Comparable increases were 20% in 1992 and 12% in 1991. Net interest income accounted for 76% of total revenue in 1993, 75% in 1992 and 74% in 1991. Net interest income is influenced primarily by changes in the volume and mix of earning assets and funding sources, market rates of interest and income tax rates.

Average earning assets increased $1.32 billion or 25% to $6.61 billion in 1993 following increases of 13% and 10%, respectively, in 1992 and 1991. Approximately 40% of the increase in 1993 was attributable to loans acquired in the Washington Acquisition. Loans represent the highest yielding component of earning assets and accounted for 74% of average earning assets in 1993, up from 71% in 1992 and 72% in 1991.

A significant shift in the mix of sources of funds improved net interest income and net interest margin in 1993 and 1992. Depositors, inclined to maintain liquid investments during periods of low interest rates, shifted funds from certificates of deposit to noninterest bearing demand deposits and lower cost interest bearing demand and savings deposits. Average noninterest bearing funds increased to 16% of total sources of funds in 1993 from 14% in 1992 and 12% in 1991, resulting in lower interest expense, higher net interest income and a wider net interest margin. The shift in deposit mix may result in a higher risk of future disintermediation of funding sources as customers seek higher yielding investment alternatives.

Net interest margin increased 11 basis points to 4.87% in 1993 from 4.76% in 1992. Net interest margin was 4.48% in 1991. The yield on earning assets and the cost of funds both declined in 1993, reflecting lower money market interest rates. Improvements in the mix of both earning assets and sources of funds, combined with aggressive efforts to reduce funding costs and to price loans profitably, resulted in a 75 basis point decrease in the cost of funds compared to a 64 basis point decline in the earning asset yield. Interest income foregone net of tax on nonperforming loans declined to $1.1 million in 1993 from $1.7 million in 1992 and $2.2 million in 1991. Nonaccrual loans declined to .44% of total loans at December 31, 1993 from .46% at year-end 1992 and 1.20% at year-end 1991. Net interest income and net interest margin also improved in 1992 due to a favorable interest rate environment, steeper yield curve, a higher volume of earning assets and improved asset quality. The accompanying table presents the detailed rate and volume analysis of earning assets and interest bearing liabilities for the last three years.

AVERAGE EARNING ASSETS, Percent at December 31,
(Graphic material omitted)
<CAPTIONS>
                                      1993     1992     1991     1990     1989
Loans                                  74.2%    71.1%    71.5%   72.9%    67.5%
Securities                             25.2     25.0     23.7    23.2     23.0
Short-term investments                   .6      3.9      4.8     3.9      9.5
Total                                 100.0%   100.0%   100.0%  100.0%   100.0%

CONSOLIDATED AVERAGE BALANCE SHEETS AND TAXABLE EQUIVALENT
INTEREST RATE AND VOLUME ANALYSIS
                                                                                                  1993-1992
                                                               Average Yield            Interest  Change in   1993-1992 Change
                                              Average Balance        or Rate     Income/ Expense   Income/     Attributable to
Dollars in thousands                         1993        1992    1993   1992      1993      1992   Expense     Volume     Rate
Assets
Due from banks-interest bearing           $23,894    $184,914    3.26%  4.02%     $779    $7,431   $(6,652)  $(5,467)  $(1,185)
Federal funds sold, securities
purchased under agreements to resell
and other                                  18,603      21,459    3.18   3.95       592       847      (255)     (104)     (151)
Securities:
U.S. Treasury and Government agencies     578,522     537,567    5.51   6.86    31,869    36,875    (5,006)    2,655    (7,661)
State and municipal bonds                 457,377     248,134    8.35   9.33    38,202    23,161    15,041    17,705    (2,664)
Mortgage-backed securities                379,799     321,487    5.75   6.83    21,842    21,971      (129)    3,648    (3,777)
Other                                     250,822     214,202    6.50   7.10    16,292    15,209     1,083     2,452    (1,369)
Total securities                        1,666,520   1,321,390    6.49   7.36   108,205    97,216    10,989    23,334   (12,345)
Loans:
Real estate                             1,902,330   1,365,050    8.57   9.49   163,060   129,518    33,542    47,024   (13,482)
Commercial and agriculture              1,796,611   1,377,120    7.22   7.68   129,660   105,765    23,895    30,596    (6,701)
Commercial - tax exempt                   109,573      88,366    8.77   9.52     9,605     8,413     1,192     1,899      (707)
Consumer                                  943,815     800,980    9.64  10.55    90,951    84,518     6,433    14,192    (7,759)
Leases                                    151,468     135,670    8.55   9.73    12,946    13,205      (259)    1,446    (1,705)
Total loans                             4,903,797   3,767,186    8.28   9.06   406,222   341,419    64,803    96,119   (31,316)
Total earning assets                    6,612,814   5,294,949    7.80   8.44   515,798   446,913    68,885   104,765   (35,880)
Cash and due from banks                   470,961     366,761
Premises and equipment                    122,679      99,680
Allowance for credit losses               (72,187)    (59,055)
Other nonearning assets                   177,750     145,796
Total assets                           $7,312,017  $5,848,131

Liabilities and shareholders' equity
Interest bearing deposits:
Interest bearing demand                  $696,996    $521,319    2.13   2.79    14,879    14,532       347     4,220    (3,873)
Regular and money market savings        1,856,420   1,353,181    2.88   3.58    53,437    48,476     4,961    15,710   (10,749)
Time certificates under $100,000        1,577,139   1,427,677    4.62   5.45    72,921    77,874    (4,953)    7,647   (12,600)
Time certificates $100,000 and over       456,431     388,752    4.13   4.95    18,839    19,256      (417)    3,067    (3,484)
Total interest bearing deposits         4,586,986   3,690,929    3.49   4.34   160,076   160,138       (62)   34,665   (34,727)
Federal funds purchased and
securities sold under agreements to
repurchase                                665,106     624,864    2.80   3.36    18,592    20,995    (2,403)    1,289    (3,692)
Other short-term borrowings               215,389     111,179    3.04   3.52     6,543     3,911     2,632     3,229      (597)
Long-term debt                            117,990     114,727    6.97   8.76     8,224    10,046    (1,822)      279    (2,101)
Total interest bearing funds            5,585,471   4,541,699    3.46   4.30   193,435   195,090    (1,655)   40,122   (41,777)
Noninterest bearing funds               1,027,343     753,250
Total sources of funds                  6,612,814   5,294,949    2.93   3.68   193,435   195,090
Noninterest bearing deposits            1,102,952     812,657
Other liabilities                          90,696      69,346
Shareholders' equity                      532,898     424,429
Less noninterest bearing funds         (1,027,343)   (753,250)
Total liabilities and shareholders'
equity                                 $7,312,017  $5,848,131
Net interest margin and income                                   4.87%  4.76% $322,363  $251,823   $70,540   $64,643    $5,897

                                       -18-

                                                                                                  1992-1991
                                                               Average Yield            Interest  Change in   1992-1991 Change
                                              Average Balance        or Rate     Income/ Expense   Income/     Attributable to
Dollars in thousands                                     1991           1991                1991   Expense     Volume     Rate
Assets
Due from banks-interest bearing                      $199,031           6.18%            $12,305   $(4,874)    $(821)  $(4,053)
Federal funds sold, securities
purchased under agreements to resell
and other                                              27,752           6.16               1,709      (862)     (334)     (528)
Securities:
U.S. Treasury and Government agencies                 535,706           8.05              43,142    (6,267)      149    (6,416)
State and municipal bonds                             203,711           9.70              19,761     3,400     4,171      (771)
Mortgage-backed securities                            229,759           8.50              19,536     2,435     6,773    (4,338)
Other                                                 141,205           8.72              12,309     2,900     5,495    (2,595)
Total securities                                    1,110,381           8.53              94,748     2,468    16,567   (14,099)
Loans:
Real estate                                         1,135,046          10.15             115,233    14,285    22,196    (7,911)
Commercial and agricultural                         1,222,859           9.74             119,155   (13,390)   13,843   (27,233)
Commercial - tax-exempt                                83,141          10.55               8,774      (361)      530      (891)
Consumer                                              782,519          12.14              95,000   (10,482)    2,196   (12,678)
Leases                                                125,625          10.17              12,780       425       993      (568)
Total loans                                         3,349,190          10.48             350,942    (9,523)   40,958   (50,481)
Total earning assets                                4,686,354           9.81             459,704   (12,791)   55,684   (68,475)
Cash and due from banks                               298,624
Premises and equipment                                 90,829
Allowance for credit losses                           (50,895)
Other nonearning assets                               140,442
Total assets                                       $5,165,354

Liabilities and shareholders' equity
Interest bearing deposits:
Interest bearing demand                              $407,326           4.37              17,810    (3,278)    4,197    (7,475)
Regular and money market savings                      999,008           5.28              52,768    (4,292)   15,552   (19,844)
Time certificates under $100,000                    1,461,895           7.00             102,285   (24,411)   (2,343)  (22,068)
Time certificates $100,000 and over                   411,040           6.73              27,667    (8,411)   (1,433)   (6,978)
Total interest bearing deposits                     3,279,269           6.12             200,530   (40,392)   22,967   (63,359)
Federal funds purchased and
securities sold under agreements to
repurchase                                            610,014           5.50              33,573   (12,578)      799   (13,377)
Other short-term borrowings                           135,685           5.82               7,901    (3,990)   (1,250)   (2,740)
Long-term debt                                         86,024           9.27               7,976     2,070     2,534      (464)
Total interest bearing funds                        4,110,992           6.08             249,980   (54,890)   24,168   (79,058)
Noninterest bearing funds                             575,362
Total sources of funds                              4,686,354           5.33             249,980
Noninterest bearing deposits                          638,029
Other liabilities                                      67,649
Shareholders' equity                                  348,684
Less noninterest bearing funds                       (575,362)
Total liabilities and shareholders'
equity                                             $5,165,354
Net interest margin and income                                          4.48%           $209,724   $42,099   $31,516   $10,583

Interest income is adjusted to present tax-exempt revenue from securities and loans on a basis comparable with taxable revenue, utilizing the statutory federal and the applicable state tax rates.

The taxable equivalent adjustments were $18,473 in 1993, $13,125 in 1992 and $12,152 in 1991. Nonaccrual loans are included in average balances; however, interest income has not been accrued on such loans. Net changes which are attributable to volume and rate are allocated proportionately.

COMPOSITION OF AVERAGE EARNING ASSETS
                                                 1993           1992           1991           1990           1989
Loans
Real estate                                      28.8%          25.8%          24.2%          24.4%          22.9%
Commercial and agricultural                      28.8           27.7           27.9           28.1           26.1
Consumer                                         14.3           15.1           16.7           18.0           16.5
Leases                                            2.3            2.5            2.7            2.4            2.0
Total loans                                      74.2           71.1           71.5           72.9           67.5

Securities
United States Treasury and
Government agencies                               8.8           10.2           11.4           11.8           14.5
State and municipal bonds                         6.9            4.7            4.4            4.4            3.8
Mortgage-backed securities                        5.7            6.1            4.9            4.1            1.8
Other                                             3.8            4.0            3.0            2.9            2.9
Total securities                                 25.2           25.0           23.7           23.2           23.0

Short-term investments                             .6            3.9            4.8            3.9            9.5
Total                                           100.0%         100.0%         100.0%         100.0%         100.0%

LOANS

Favorable economic conditions in the Corporation's market area created strong loan demand in 1993. Recent acquisitions in Washington also presented new market opportunities. Loans are the Corporation's primary earning asset and totaled $5.35 billion at December 31, 1993, an increase of 18% from year-end 1992. Loans increased 30% in 1992 and 6% in 1991. Residential real estate loans totaling $421 million were originated and sold in the secondary market during 1993. The average loan to deposit ratio was 86.18% in 1993 compared to 83.65% in 1992 and 85.50% in 1991.

Real estate loans were $2.15 billion at December 31, 1993 and represented 40% of total loans. Residential real estate loans increased 23% to $1.10 billion at December 31, 1993 following increases of 46% and 10%, respectively, in 1992 and 1991. Low mortgage interest rates, a high rate of inmigration to the region and the consolidation of consumer debt into home equity credit lines in response to tax legislation all contributed to the increase in 1993.

Commercial real estate loans increased 18% to $808 million at December 31, 1993 compared to increases of 47% in 1992 and 9% in 1991. A major share of the increase in 1993 represented loans to local business customers for expansion of operations and facilities in response to consumer demand for products and services. Less than 1% of commercial real estate loans represented projects outside the Corporation's local market area.

Construction loans increased 54% to $245 million at December 31, 1993 and represented 11% of total real estate loans compared to 9% a year ago. Construction loans increased 32% in 1992 and 12% in 1991. Dwelling units authorized in the Corporation's market area increased 13% in 1993 due to an acceleration in single and multi-family residential construction.

Commercial and agricultural loans totaled $2 billion at December 31, 1993, a 12% increase from the prior year, compared to increases of 30% in 1992 and 7% in 1991. The commercial loan increase in 1993 was consistent with improved regional economic conditions as measured by increases in employment, population, personal income and retail sales. Management continues to encourage growth in the small-to-middle market by emphasizing efficient and personal service provided by the Corporation's community-based lending officers. Agricultural loans increased 9% to $392 million at December 31, 1993 as the Corporation maintained its position as one of the leading agricultural lenders in the nation.

Consumer loans increased 19% to $1.04 billion at December 31, 1993 following an increase of 10% in 1992 and no change in 1991. Bankcard loan growth reflected increases in merchants served, credit cards outstanding and transactions. Student, recreational vehicle and boat loans also contributed to the increase.

SECURITIES

The Corporation's securities portfolio is comprised of investment quality, marketable debt securities. Management's goal is to maximize long-term returns while maintaining an acceptable level of risk.

The Corporation's securities portfolio declined 2% to $1.63 billion at December 31, 1993 to accommodate strong loan growth. Securities increased 36% in 1992 due to the Washington Acquisition and 18% in 1991. State and municipal bonds increased 56% to $565 million at December 31, 1993 compared to the prior year due to increased taxable equivalent yields resulting from higher federal tax rates.

Debt securities the Corporation has the ability and intent to hold to maturity are reported at cost adjusted for the amortization of premiums and accretion of discounts. The aggregate market value of securities held to maturity at December 31, 1993 exceeded aggregate cost by $30 million. Securities available for sale may be sold as a part of the Corporation's asset and liability management process and are reported at market value. Unrealized gains or losses related to the adjustment of securities to market value are recorded net

LOAN GROWTH
                                                                                          Increase                    Increase
                                                              Increase                   (Decrease)                  (Decrease)
                                                                  from                        from                        from
Dollars in thousands at December 31,                    1993      1992              1992      1991              1991      1990
Real estate                                       $2,150,835      24.0%       $1,734,076      47.1%       $1,179,101       8.8%
Commercial and agricultural                        1,996,865      11.7         1,787,451      29.5         1,379,891       6.7
Consumer                                           1,038,678      18.7           875,203       9.8           797,076       (.1)
Leases                                               168,119      24.4           135,183      (4.4)          141,383      19.6
Total                                             $5,354,497      18.2%       $4,531,913      29.6%       $3,497,451       6.2%

COMPOSITION OF SOURCES OF FUNDS BASED ON AVERAGE BALANCES
                                                       1993             1992             1991             1990             1989
Interest bearing demand deposits                       10.5 %            9.8 %            8.7 %            9.1 %            9.1 %
Savings deposits                                       28.1             25.6             21.3             20.9             22.8
Certificates of deposit                                30.8             34.3             40.0             41.6             39.3
Noninterest bearing funds                              15.5             14.2             12.3             12.3             11.9
Short-term borrowings                                  13.3             13.9             15.9             14.5             15.2
Long-term debt                                          1.8              2.2              1.8              1.6              1.7
Total                                                 100.0 %          100.0 %          100.0 %          100.0 %          100.0 %

of tax as a component of shareholders' equity. At December 31, 1993, the market value of securities available for sale exceeded cost by $15 million.

SOURCES OF FUNDS

Earning assets are funded primarily by deposits acquired from a broad base of local markets. Deposits increased $301 million or 5% to $5.94 billion at December 31, 1993 following increases of 39% in 1992, due primarily to the Washington Acquisition, and 5% in 1991. Growth in core deposits of $265 million or 5% to $5.47 billion accounted for most of the deposit increase in 1993. Core deposits represented stable funds from local customers and funded 78% of earning assets at year-end 1993.

Average short-term borrowings as a percent of average earning assets declined to 13% in 1993 from 14% in 1992 and 16% in 1991. Other short-term borrowings include United States Treasury borrowings, Federal Home Loan Bank borrowings and commercial paper. The 1993 increase in other short-term borrowings was primarily attributable to United States Treasury borrowings, the least expensive source of borrowed funds available.

ASSET AND LIABILITY MANAGEMENT

The Corporation's assets and liabilities are managed to maximize long-term shareholder returns by optimizing net interest income within the constraints of maintaining high credit quality, conservative interest rate risk disciplines and prudent levels of leverage and liquidity. The Asset and Liability Committee meets regularly to monitor the composition of the balance sheet, to assess current and projected interest rate trends and to formulate strategies consistent with established objectives for liquidity, interest rate risk and capital adequacy.

LIQUIDITY

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. Cash flow from operations contributes significantly to liquidity. Borrowings represent an important and manageable source of liquidity based on the Corporation's ability to raise new funds and renew maturing liabilities in a variety of markets. Liquidity is also obtained by maintaining assets that are readily convertible to cash at minimal cost through maturities and sales. Contingency plans exist and could be implemented on a timely basis to minimize the risk associated with dramatic changes in market conditions.

Deposit generation through the Corporation's extensive retail branch network is an important source of liquidity. Deposits increased at a five-year annual compound growth rate of 11%. Core deposits, comprised of certificates of deposit under $100 thousand and local market transaction and savings accounts, are a highly reliable source of funds. Core deposits represented 92% of total deposits at year-ends 1993 and 1992, and 91% at year-end 1991. The Corporation is able to attract but has not used brokered deposits from outside its market area.

Securities available for sale totaled $1.06 billion at December 31, 1993, representing a highly accessible source of liquidity. Held to maturity securities will provide liquidity through maturities of $40 million in 1994.

Liquidity is also available through a variety of domestic money and capital markets. Short-term borrowings provide a consistent source of funding and are comprised primarily of securities sold under agreements to repurchase, United States Treasury borrowings and federal funds purchased. Additional amounts of short-term funds are raised through commercial paper and bank notes. Back-up sources of liquidity are provided by credit lines available to West One Bancorp. Washington, Oregon and Utah subsidiaries have access to liquidity and matched funding from the Federal Home Loan Bank of Seattle. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of San Francisco.

The Corporation's investment grade ratings by Moody's and Standard & Poor's provide flexibility in meeting liquidity requirements through access to national markets. Thompson BankWatch's issuer rating for West One Bancorp is "B" and the short-term ratings of the Corporation and West One Bank, Idaho are "TBW-1," the highest rating available.

Asset liquidity also arises from scheduled loan repayments. At December 31, 1993, scheduled principal payments due within one year were $1.96 billion or 37% of loans. The Corporation sells a majority of its residential mortgage loan production, contributing to overall liquidity. In addition, portions of the Corporation's residential mortgage, consumer and credit card loan portfolios could be securitized and sold to increase liquidity.

The Corporation maintains a position of short-term investments consisting of interest bearing deposits, federal funds sold and securities purchased under agreements to resell that averaged $42 million in 1993. The position provides flexibility in balancing the fluctuating borrowing requirements of customers with the Corporation's daily funding capacity.

In 1994, $14 million of long-term debt matures. The debt obligations will be met through additional external financing and internally generated cash. Aggregate long-term debt maturities over the next five years total $66 million.

INTEREST RATE SENSITIVITY

The Corporation's net interest income is affected by changes in the level of market interest rates. Management's objectives are to control interest rate risk and to ensure predictable and consistent growth in net interest income.

Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations to evaluate volatility under varying interest rate, spread and volume assumptions. The risk is quantified and compared against risk tolerance levels designed to maintain stability in net interest income. Sensitivity analysis indicated that the Corporation was moderately liability sensitive and within established tolerance limits during 1993.

The Asset and Liability Maturity Repricing Schedule on page 24 depicts variable rate instruments in the time period the balances are eligible for repricing and fixed rate instruments according to repayment schedules. The analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk, interperiod sensitivities, interest rate floors and ceilings imposed on financial instruments, interest rate dynamics and customers' response to interest rate changes.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The provision for credit losses is the expense incurred to maintain an adequate allowance for anticipated credit losses. Actual credit losses, net of recoveries of previously charged-off loans, are charged directly against the allowance. The allowance for credit losses reflects management's current estimate of the amount required to absorb losses on existing loans and commitments to extend credit. Determination of the appropriate level of the allowance is based on an analysis of various factors including historical loss experience based on volumes and types of loans; volumes and trends in delinquencies and nonaccruals; trends in portfolio volume, maturity and composition; results of internal or independent external credit reviews; industrial and geographical concentrations; and anticipated economic conditions. Each affiliate regularly evaluates its allowance for credit losses. The adequacy of the allowance is subject to quarterly review by an executive committee and the audit committee of the Board of Directors. Based on this analysis, management considers the allowance for credit losses to be adequate.

The Corporation's asset quality ratios ranked among the best in the industry in 1993. Net charge-offs were $7.1 million or .14% of average loans in 1993 compared to $9.8 million or .26% of average loans in 1992. In 1991, net charge-offs totaled $24.5 million or .73% of average loans. During the last two years, gross charge-offs totaled $35.6 million while recoveries amounted to $18.7 million for a recovery ratio of 53%.

Nonperforming assets declined 9% to $28 million at December 31, 1993 from $31 million at December 31, 1992. At December 31, 1991 nonperforming assets were $54 million. As a percent of total assets, nonperforming assets were .37% at December 31, 1993 compared to .44% a year ago and 1.00% at December 31, 1991. Other credit risk assets include loans with serious concern, defined as loans classified as doubtful but accruing interest, and accruing loans past due 90 days or more. At December 31, 1993, other credit risk assets totaled $5 million, a 25% decrease from $7 million at December 31, 1992. Other credit risk assets totaled $8 million at December 31, 1991.

(Graphic material omitted)
Core depostis - Certificates of deposit under $100,000 and transaction and savings accounts of local market area customers.

ASSET AND LIABILITY MATURITY REPRICING SCHEDULE
                                                 Within      Three     Six to      One to     Five to        Over
                                                  Three     to Six     Twelve        Five         Ten         Ten
Dollars in millions at December 31, 1993         Months     Months     Months       Years       Years       Years       Total
Loans                                          $2,975.8     $260.8     $378.3    $1,097.4      $417.4      $224.8    $5,354.5
Securities:
Available for sale                                283.9       52.4      152.9       517.9        27.0        26.5     1,060.6
Held to maturity                                   14.0        3.7       22.0       151.3       308.2        66.0       565.2
Short-term investments                             14.1         --         --          --          --          --        14.1
Due from banks-interest bearing                      .3         .2         .1          --          --          --          .6
Nonearning assets                                    --         --         --          --          --       676.4       676.4

Total assets                                    3,288.1      317.1      553.3     1,766.6       752.6       993.7     7,671.4

Deposits:
  Interest bearing demand                         729.2         --         --          --          --          --       729.2
  Regular and money market savings              1,971.2         --         --          --          --          --     1,971.2
  Time certificates under $100,000                450.0      296.9      269.2       413.7        74.5          .9     1,505.2
  Time certificates $100,000 and over             252.8       76.9       61.5        68.0        11.2          .2       470.6
Short-term borrowings                             870.3        8.9       15.4         4.3          --          --       898.9
Long-term debt                                     47.4        6.0        2.0        10.9          .2        50.0       116.5
Noninterest bearing liabilities
and shareholders' equity                             --         --         --          --          --     1,979.8     1,979.8

Total liabilities and
shareholders' equity                            4,320.9      388.7      348.1       496.9        85.9     2,030.9     7,671.4

Net interest rate sensitivity gap             $(1,032.8)    $(71.6)    $205.2    $1,269.7      $666.7   $(1,037.2)       $ --

The provision for credit losses was $13.4 million in 1993, a 6% decrease from the $14.3 million reported in 1992. In 1991, the provision for credit losses was $29.7 million.

The allowance for credit losses was $75 million at December 31, 1993, a 10% increase from $68 million a year ago. At December 31, 1991, the allowance for credit losses was $53 million. The allowance for credit losses represented 1.40% of total loans at December 31, 1993 compared to 1.51% and 1.52%, respectively, at year-ends 1992 and 1991. The allowance for credit losses covered 311% of nonperforming loans at December 31, 1993.

CREDIT RISK

The Corporation's credit policies are designed to minimize losses. The policies require extensive evaluation of new requests for credit and continuing review of existing credits to ensure early identification and monitoring of any evidence of deteriorating loan quality, and quantification of possible loss.
A loan is placed on nonaccrual status when all or a portion of the interest is deemed uncollectible.

The Corporation's objective is to maintain a loan portfolio that is diverse in terms of the type of loans and borrowers, industry concentration, economic conditions and geographic distribution in an effort to minimize the adverse impact of a single event.

The Corporation's recent geographic expansion in Washington and Oregon resulted in a more diversified loan portfolio. In 1993, 50% of the Corporation's loans were in Idaho compared to 81% in 1985. Strong economic conditions in the Corporation's market area are evidenced by healthy commercial and residential real estate and construction industries. All four states experienced significant population growth in 1993 indicating continued strong demand for new housing units. Commercial vacancy rates in the major metropolitan areas of Boise, Seattle, Portland and Salt Lake City are running well below the national average.

Commercial loans, the second largest loan category, included no significant industry concentrations. Agricultural and related loans represented the largest single industry concentration in the loan portfolio, accounting for 10% of total loans at December 31, 1993. The average balance per commercial and agricultural loan was $86 thousand at December 31, 1993.

Foreign loans totaled only $3 million at December 31, 1993. At year-end 1993, agreements to extend credit totaled $2.26 billion compared to $1.56 billion and $1.25 billion at year-ends 1992 and 1991, respectively. Economic conditions

CREDIT RISK ASSETS

Dollars in thousands                                      1993          1992          1991          1990          1989
Nonperforming assets at December 31
Nonaccrual loans                                       $23,732       $20,966       $41,862       $31,423       $33,982
Restructured loans                                         357           396           539           404           791
Other real estate owned                                  4,312         9,739        11,570         7,872         6,954
Total                                                  $28,401       $31,101       $53,971       $39,699       $41,727

Other credit risk assets at December 31
Loans with serious concern                              $1,905        $4,182        $4,775        $4,133        $6,947
Accruing loans past due
90 days or more                                          2,991         2,379         2,825         4,139         4,560

Provision and allowance
for credit losses
Allowance for credit losses                             74,923        68,243        53,048        47,823        49,755
Net charge-offs                                          7,053         9,821        24,455        13,600        11,144
Provision for credit losses                             13,383        14,308        29,680        11,668         7,514

Ratios
Nonperforming assets to loans
and other real estate owned                               .53%          .68%         1.54%         1.20%         1.42%
Nonperforming assets to shareholders' equity
and allowance for credit losses                          4.07          5.57         12.85         10.43         11.98
Nonperforming assets to
total assets                                              .37           .44          1.00           .80           .88
Allowance for credit losses to
total loans                                              1.40          1.51          1.52          1.45          1.70
Allowance for credit losses to
nonperforming loans                                    311.03        319.46        125.11        150.26        143.09
Net charge-offs to average loans                          .14           .26           .73           .44           .41

impact credit risk and the Corporation's customers may be adversely impacted by a downturn in the national economy.

NONINTEREST INCOME

Noninterest income increased 23% to $102.5 million in 1993 following increases of 15% in 1992 and 17% in 1991. Other service charges, fees and commissions included bank card income that increased $6.8 million or 55% in 1993 due to increased credit cards outstanding, transaction volumes and merchants served. Other income included gains on the sale of real estate loans and servicing which increased $1.1 million or 22% in 1993 as a result of significant residential mortgage refinancing activity due to low interest rates. Noninterest income in 1993 also reflected the first full-year impact of the Washington Acquisition.

An increasing percentage of the Corporation's earnings is noninterest income generated from a wide variety of fee-based financial products and services. Over the past five years, the compound growth rate for noninterest income, excluding securities gains and losses, was 19% and exceeded the five-year compound growth rate of 12% for assets.

NONINTEREST EXPENSE

Noninterest expense increased 26% to $272.4 million in 1993 compared with increases of 18% and 12%, respectively, in 1992 and 1991. The current year increase reflected the first full-year impact of the Washington Acquisition. Employee benefits expense in 1993 included $1.7 million of post-retirement benefits in accordance with SFAS No. 106. The interest rate environment in 1993 that was particularly favorable to mortgage origination volume also caused significant prepayments in the mortgage servicing portfolio. Increased prepayments reduced loans serviced and necessitated an acceleration of the amortization of purchased mortgage servicing rights. The amortization increased to $4.1 million in 1993 from $1.4 million in 1992. In 1993, the Corporation established a telephone response system providing immediate customer service seven days a week, twenty-four hours a day. The Customer Service Center is a convenient alternative for customers and reduces retail branch expenses.

INCOME TAXES

The effective income tax rate for the year-ended December 31, 1993 was 31.0% compared to 30.6% in 1992 and 28.3% in 1991. The current year change reflected the increase in the corporate federal tax rate to 35% in 1993 from 34% in 1992.
Note 13 to the financial statements reconciles the effective income tax rates to the federal statutory rates. The implementation of SFAS No. 109, "Accounting for Income Taxes," had no material effect on the income statement or balance sheet.

INFLATION

In the opinion of management, inflation and changes in prices have not had a material effect on the Corporation's financial results in 1993, 1992 and 1991.

QUARTERLY FINANCIAL DATA (unaudited)

Dollars in thousands, except per share data                     Fourth          Third         Second          First
1993
Interest income                                               $127,442       $126,640       $123,823       $119,420
Interest expense                                                46,713         48,169         49,018         49,535
Net interest income                                             80,729         78,471         74,805         69,885
Provision for credit losses                                      2,983          3,894          3,414          3,092
Net interest income after provision
for credit losses                                               77,746         74,577         71,391         66,793
Noninterest income                                              27,484         26,508         25,362         23,155
Noninterest expense                                             73,401         68,873         66,063         64,101
Income before taxes                                             31,829         32,212         30,690         25,847
Provision for income taxes                                       9,396         10,437          9,876          7,682
Net income                                                     $22,433        $21,775        $20,814        $18,165

Primary earnings per share*                                       $.66           $.65           $.63           $.55
Fully diluted earnings per share*                                  .63            .62            .60            .53
Net interest margin**                                            4.96%          4.92%          4.82%          4.79%

1992
Interest income                                               $121,175       $108,402       $100,830       $103,381
Interest expense                                                52,116         47,050         45,699         50,225
Net interest income                                             69,059         61,352         55,131         53,156
Provision for credit losses                                      2,552          2,672          4,238          4,846
Net interest income after provision
for credit losses                                               66,507         58,680         50,893         48,310
Noninterest income                                              23,306         20,448         20,189         19,518
Noninterest expense                                             64,931         55,398         49,014         47,181
Income before taxes                                             24,882         23,730         22,068         20,647
Provision for income taxes                                       7,490          7,227          6,804          6,434
   Net income                                                  $17,392        $16,503        $15,264        $14,213

Primary earnings per share*                                       $.54           $.52           $.53           $.50
Fully diluted earnings per share*                                  .51            .50            .50            .47
Net interest margin                                              4.66%          4.86%          4.88%          4.66%

* First and second 1993 quarter and 1992 quarter amounts have been restated for the two-for-one stock split paid August 13, 1993.

** Reflects first and second quarter adjustments to provide for the retroactive federal income tax rate increase.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands at December 31,                                               1993           1992
Assets
Cash and due from banks (Note 14)                                              $450,384       $525,162
Due from banks - interest bearing                                                   599        162,500
Federal funds sold, securities purchased under
agreements to resell and other                                                   14,055         28,210

Securities (Note 2):
Available for sale - market value of $163,025 in 1992                         1,060,650        160,989
Held to maturity - market value of $595,146 and $1,519,774                      565,165      1,496,480

Total securities                                                              1,625,815      1,657,469

Loans, net of unearned income
of $40,244 and $38,681 (Note 14):
Real estate                                                                   2,150,835      1,734,076
Commercial and agricultural                                                   1,996,865      1,787,451
Consumer                                                                      1,038,678        875,203
Leases                                                                          168,119        135,183

Total loans                                                                   5,354,497      4,531,913
Allowance for credit losses (Note 3)                                            (74,923)       (68,243)

Net loans                                                                     5,279,574      4,463,670

Premises and equipment (Note 4)                                                 122,828        120,587
Interest receivable                                                              50,141         49,513
Other assets                                                                    127,957        126,526

Total assets                                                                 $7,671,353     $7,133,637

                                      -28-

Dollars in thousands at December 31,                                               1993           1992
Liabilities
Deposits:
Noninterest bearing                                                          $1,260,869     $1,135,967
Interest bearing demand                                                         729,247        696,656
Regular and money market savings                                              1,971,211      1,717,189
Time certificates under $100,000                                              1,505,177      1,651,344
Time certificates $100,000 and over                                             470,543        435,183

Total deposits                                                                5,937,047      5,636,339
Short-term borrowings (Note 6):
Federal funds purchased and securities sold
under agreements to repurchase                                                  568,295        668,631
Other                                                                           330,609        141,392
Long-term debt (Note 7)                                                         116,460        117,649
Other liabilities                                                                95,376         79,801

Total liabilities                                                             7,047,787      6,643,812

Commitments and contingencies (Note 8)

Shareholders' equity (Note 9)

Common stock - $1.00 par value; 75,000,000 shares authorized;
34,718,731 and 32,351,160 shares outstanding                                     34,719         32,351
Capital surplus                                                                 304,413        249,627
Retained earnings                                                               275,351        207,847
Unrealized gain on securities, net of tax                                         9,083              -

Total shareholders' equity                                                      623,566        489,825

Total liabilities and shareholders' equity                                   $7,671,353     $7,133,637

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Dollars in thousands, except per share data,
for the year ended December 31,                                       1993           1992           1991
Interest income
Loans                                                             $402,550       $338,290       $347,563
Short-term investments                                               1,371          8,278         14,014
Interest and dividends on securities:
United States Treasury and Government agencies                      31,172         35,711         41,946
State and municipal bonds                                           25,056         15,392         13,285
Mortgage-backed securities                                          21,842         21,971         19,536
Other                                                               15,334         14,146         11,208

Total interest income                                              497,325        433,788        447,552

Interest expense
Deposits                                                           160,076        160,138        200,530
Federal funds purchased and securities sold
under agreements to repurchase                                      18,592         20,995         33,573
Other short-term borrowings                                          6,543          3,911          7,901
Long-term debt                                                       8,224         10,046          7,976

Total interest expense                                             193,435        195,090        249,980

Net interest income                                                303,890        238,698        197,572
Provision for credit losses (Note 3)                                13,383         14,308         29,680

Net interest income after
provision for credit losses                                        290,507        224,390        167,892

Noninterest income
Trust fees and commissions                                          13,627         11,819         10,902
Service charges on deposit accounts                                 36,588         30,882         25,538
Other service charges, fees and commissions                         41,079         30,569         25,717
Other                                                               10,720          8,501          8,391
Securities gains                                                       495          1,690          2,156

Total noninterest income                                           102,509         83,461         72,704

Noninterest expense (Note 12)
Salaries and employee benefits (Note 11)                           128,886        104,024         90,485
Other                                                              143,552        112,500         92,651

Total noninterest expense                                          272,438        216,524        183,136

Income before taxes                                                120,578         91,327         57,460
Provision for income taxes (Note 13)                                37,391         27,955         16,261

Net income                                                         $83,187        $63,372        $41,199

Primary earnings per share                                           $2.50          $2.09          $1.47
Fully diluted earnings per share                                      2.38           1.98           1.44

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                          Unrealized
                                                       Common      Capital     Retained   Securities
Dollars in thousands, except per share data             Stock      Surplus     Earnings        Gains        Total
Balance at December 31, 1990                          $27,568     $167,574     $137,550                  $332,692
Net income                                                  -            -       41,199                    41,199
Cash dividends declared -
$.48 per share                                              -            -      (13,339)                  (13,339)
Issuance of common stock -
494,732 shares                                            494        5,417         (247)                    5,664
Tax benefit of stock options exercised                      -          832            -                       832

Balance at December 31, 1991                           28,062      173,823      165,163                   367,048
Net income                                                  -            -       63,372                    63,372
Cash dividends declared -
$.675 per share                                             -            -      (20,983)                  (20,983)
Issuance of common stock -
3,375,062 shares                                        3,375       66,234       (1,687)                   67,922
Acquisition of Yakima Valley Bank -
913,694 shares                                            914        8,758        1,982                    11,654
Tax benefit of stock options exercised                      -          812            -                       812

Balance at December 31, 1992                           32,351      249,627      207,847                   489,825
Net income                                                  -            -       83,187                    83,187
Cash dividends declared -
$.49 per share                                              -            -      (16,421)                  (16,421)
Issuance of common stock-
2,161,317 shares                                        2,162       52,300          (86)                   54,376
Acquisition of Ben Franklin National Bank -
206,254 shares                                            206        2,011          824                     3,041
Tax benefit of stock options exercised                      -          475            -                       475
Unrealized gain on securities, net of tax (Note 1)          -            -            -       $9,083        9,083
Balance at December 31, 1993                          $34,719     $304,413     $275,351       $9,083     $623,566

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in thousands for the year ended December 31,                             1993            1992            1991
Cash flows from operating activities
Net income                                                                    $83,187         $63,372         $41,199
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for credit losses                                                    13,383          14,308          29,680
Depreciation of premises and equipment                                         15,619          11,451           9,771
Amortization and accretion of premiums
and discounts                                                                  14,013           9,479           7,401
Amortization of intangible and other assets                                    12,741           8,547           6,684
Originations of real estate loans held for sale                              (486,205)       (304,612)       (276,183)
Proceeds from real estate loans sold                                          421,141         309,249         249,812
Net gain on sale of real estate loans                                          (1,931)         (4,756)         (2,600)
Net gain on sale of securities                                                   (495)         (1,690)         (2,156)
Purchase of trading account securities                                        (37,550)        (95,266)       (125,739)
Sale of trading account securities                                             38,087         104,315         115,821
Net gain on reacquisition of long-term debt                                        -              (24)         (1,768)
Changes in assets and liabilities, net of effect of acquisitions:
Interest receivable                                                              (156)          3,779           3,885
Other assets                                                                  (10,775)         (7,027)         (6,153)
Other liabilities                                                               7,557           4,314           9,464
Net cash provided by operating activities                                      68,616         115,439          59,118

Cash flows from investing activities
Change in short-term investments,
maturities less than 90 days                                                  177,186           4,776         (86,743)
Purchase of securities available for sale                                    (141,903)             -               -
Maturity of securities available for sale                                     112,007              -               -
Sale of securities available for sale                                          82,043              -               -
Purchase of securities held to maturity                                      (453,933)     (1,102,479)       (817,544)
Maturity of securities held to maturity                                       448,916         531,152         310,501
Sale of securities held to maturity                                               704         157,988         312,912
Change in net loans and leases                                               (746,376)       (139,251)       (208,059)
Purchase of premises and equipment                                            (16,946)        (14,162)         (9,256)
Sale of premises and equipment                                                  1,034             677             584
Additions to intangible assets                                                 (6,979)         (9,455)         (3,739)
Sale of other real estate owned                                                 9,712          10,960           5,283
Cash provided by acquisitions                                                   2,019         370,159              -
Net cash used by investing activities                                        (532,516)       (189,635)       (496,061)

                                      -32-

Dollars in thousands for the year ended December 31,                             1993            1992            1991
Cash flows from financing activities
Change in deposits                                                            268,448         249,910         183,527
Change in short-term borrowings,
maturities less than 90 days                                                   59,305          12,721         211,512
Proceeds from short-term borrowings                                           128,283         164,795         179,659
Payments on short-term borrowings                                            (100,605)       (197,406)       (184,513)
Additions to long-term debt                                                    27,500           5,474          55,000
Payments on long-term debt                                                    (28,943)         (4,501)        (17,005)
Proceeds from issuance of common stock                                         54,526          67,922           5,664
Cash dividends paid                                                           (19,392)        (15,130)        (12,783)
Net cash provided by financing activities                                     389,122         283,785         421,061

Net increase (decrease) in cash and
due from banks                                                                (74,778)        209,589         (15,882)
Cash and due from banks - January 1                                           525,162         315,573         331,455

Cash and due from banks - December 31                                        $450,384        $525,162        $315,573

Supplemental information
Interest paid                                                                $195,094        $198,752        $253,485
Income taxes paid                                                              36,000          19,629          14,699

Noncash activities
Reclassification of securities available for sale                             939,254         160,989              -
Securities purchased not settled                                                3,761              -               -
Loans held for sale transferred to the loan portfolio                          41,457          14,518           7,235
Loan charge-offs                                                               16,156          19,445          32,316
Transfer of loans to other real estate owned                                    4,295           9,177           5,283
Additions to core deposit intangibles                                              -            8,188              -
Capital lease for computer equipment                                               -           10,857              -
Termination of capital lease for computer equipment                                -            6,460              -
Tax benefit of stock options exercised                                            596             812             832
Dividends declared not paid                                                     6,249           9,220           3,367
Acquisitions:
Investments                                                                    10,125          31,807              -
Loans                                                                          21,819         913,432              -
Premises and equipment                                                            612          24,631              -
Intangible assets                                                                  -           13,757              -
Deposits                                                                       32,260       1,342,021              -
Equity                                                                          3,041          11,654              -

The accompanying notes are an integral part of the financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Dollars in thousands

The accounting and reporting policies of West One Bancorp and its subsidiaries (West One) conform with generally accepted accounting principles and general practice in the banking industry. West One paid a two-for-one stock split on August 13, 1993 for which prior period amounts have been restated. The significant policies are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of West One with elimination of material intercompany transactions and balances. The Parent Company only financial statements (Note 15) reflect investment in subsidiaries using the equity basis of accounting.

Certain reclassifications have been made to prior year financial statements to conform to the 1993 presentation. Assets owned by others and held in a fiduciary or agency capacity by subsidiaries are not included in the consolidated balance sheets.

Acquisitions

In May 1993, West One acquired Ben Franklin National Bank in exchange for 206,254 shares of West One's common stock. At the date of acquisition, Ben Franklin National Bank had year-to-date revenue of $2,171, year-to-date net loss of $6 and total assets of $36,531. The transaction was accounted for as a pooling of interests. Ben Franklin National Bank's financial position and results of operations were not material to West One's financial position and results of operations, and prior year financial statements have not been restated.

In October 1992, West One acquired Yakima Valley Bank in exchange for 913,694 shares of West One's common stock. At the date of acquisition, Yakima Valley Bank had year-to-date revenue of $8,527, year-to-date net income of $895 and total assets of $119,493. The transaction was accounted for as a pooling of interests. Because Yakima Valley Bank's financial position and results of operations were not material to West One's financial position and results of operations, and prior year financial statements have not been restated.

In September 1992, West One purchased 38 branches and seven specialty offices in the Puget Sound region of Washington from Security Pacific Corporation. The transaction included the receipt of $315 million of cash, $837 million of loans, $21 million of premises and equipment, $21 million of intangible and other assets, and the assumption of approximately $1.2 billion of deposits.
In July 1992, West One purchased three branches of Bank of America Oregon. The transaction included the receipt of $45 million of cash, $1 million of loans, $1 million of premises and equipment, $1 million of intangible and other assets, and the assumption of $48 million of deposits and other liabilities. Both of these transactions were accounted for as purchases of certain assets and assumptions of certain liabilities.

In December 1991, West One acquired Washington Federal Savings Bank (WFSB) in exchange for 2,049,030 shares of West One common stock in a transaction accounted for as a pooling of interests. WFSB had total assets of $358,000 at the date of acquisition and revenue of $36,733 and net income of $3,365 in 1991 prior to the acquisition. WFSB paid dividends of $687 in 1991.

Securities

On December 31, 1993, West One adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this pronouncement securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale and trading account securities are stated at market value. Gains and losses on sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in noninterest income. Net unrealized gain or loss on securities available for sale are included, net of tax, as a component of shareholders' equity.

Loans

Loans and leases are stated at the principal amount outstanding, net of unearned income. Interest on loans is recognized as income based on the outstanding principal and the stated interest rates as adjusted for net deferred loan fees, premiums and discounts. Loan origination fees and costs are deferred and recognized as income on the interest method over the life of the loans. Lease income, primarily from financing leases, is recognized on the level interest method. Recognition of interest income is discontinued and all accrued, unpaid interest is reversed when a loan is placed on nonaccrual status. A loan or lease is placed on nonaccrual status when timely collection of interest becomes doubtful. Interest payments received on nonaccrual loans and leases are applied to principal if collection of principal is doubtful or reflected as interest income on a cash basis. Loans and leases are removed from nonaccrual status when they are current and collectibility of principal and interest is no longer doubtful. Loans held for sale are stated at the lower of cost or market.

Allowance for Credit Losses

The allowance for credit losses is maintained at a level considered adequate by management to provide for losses inherent in the portfolio of loans, leases and commitments to extend credit . Loans sold with servicing released have technical underwriting exception and repurchase risks which are also considered in the determination of the adequacy of the allowance for credit losses. The estimate of additions to the allowance for credit losses, and resulting charge to expense, requires judgment in evaluating the borrower's management, financial position, cash flow, collateral values and guarantees, as well as projection of the outcome of future events. The continuing adequacy of the allowance for credit losses is determined based upon the results of a credit classification system, internal and external credit examinations, historic experience, economic conditions, industry concentrations, elements of risk and other loss factors affecting the quality of the loan portfolio.

Premises and Equipment

Premises, equipment, major improvements and replacements are stated at cost. Depreciation is recognized on the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of the useful life of the asset or the remaining term of the lease. Gains or losses from disposal of premises and equipment are reflected in noninterest expense. Maintenance and repairs are expensed and improvements are capitalized. Costs of purchased and internally-developed software are amortized over periods up to five years.

Other Real Estate Owned

Other real estate owned consists principally of properties acquired through foreclosure and is stated at the lower of cost or market value.

Other Assets

Other assets include goodwill and core deposit intangibles and are stated at cost, net of amortization provided on straight-line and level interest methods over useful lives ranging up to 25 years. Purchased mortgage servicing rights are stated at cost net of amortization based on the income method and related prepayment assumptions.

Income Taxes

Income taxes are provided on earnings as reported for financial statement purposes adjusted principally for nontaxable interest income. Deferred income taxes reflect the tax effect of temporary differences between financial statement income and taxable income.

In 1993, West One adopted SFAS No. 109, "Accounting for Income Taxes," which prescribes the use of the liability method of accounting for income taxes. Under this method, the change between periods in the deferred tax assets and liabilities together with income taxes currently payable are reflected as income tax expense in the financial statements.

Earnings per Share

Primary and fully diluted earnings per share are computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options, if dilutive. Fully diluted earnings per share assumes conversion of the convertible debentures, if dilutive.

Statements of Cash Flows

Cash and cash equivalents consist of cash and due from banks.

New Pronouncements

The Financial Accounting Standards Board has issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective for years beginning after December 15, 1993, and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," effective for years beginning after December 15, 1994. Neither statement is expected to have a material effect on West One.

NOTE 2. SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated market value of securities follow:

                                                                                           Gross         Gross      Estimated
                                                                         Amortized    Unrealized    Unrealized         Market
Dollars in thousands at December 31,                                          Cost         Gains        Losses          Value

1993
Available for sale
United States Treasury securities                                         $289,428        $2,706          $(56)      $292,078
United States Government agencies                                          255,686         5,898           (97)       261,487
Mortgage-backed securities                                                 295,421         3,592          (318)       298,695
Other                                                                      205,228         3,187           (25)       208,390

Total available for sale                                                 1,045,763        15,383          (496)     1,060,650

Held to maturity
State and municipal bonds                                                  565,165        32,723        (2,742)       595,146

Total securities                                                        $1,610,928       $48,106       $(3,238)    $1,655,796

1992
Available for sale
Securities                                                                $160,989        $2,737         $(701)      $163,025

Held to maturity
United States Treasury securities                                          287,732         2,732          (584)       289,880
United States Government agencies                                          281,852         4,243          (460)       285,635
State and municipal bonds                                                  362,110        12,966          (780)       374,296
Mortgage-backed securities                                                 343,236         3,608        (1,225)       345,619
Other                                                                      221,550         3,187          (393)       224,344

Total held to maturity                                                   1,496,480        26,736        (3,442)     1,519,774

Total securities                                                        $1,657,469       $29,473       $(4,143)    $1,682,799

Gross gains of $678 and gross losses of $183 were realized on 1993 sales.
Gross gains of $1,991 and gross losses of $301 were realized on 1992 sales. Gross gains of $2,894 and gross losses of $738 were realized on 1991 sales. Securities having book values of $1,342,023 and $1,124,073 at December 31, 1993 and 1992, respectively, were pledged as collateral for public and trust deposits, United States Treasury borrowings and securities sold under agreements to repurchase.

Contractual maturities of securities at December 31, 1993 follow. Average yields are based on expected returns on cost and average lives for mortgage-backed securities.

                                             Within         One to           Five          After
                                                One           Five         to Ten            Ten         Serial
                                               Year          Years          Years          Years     Maturities          Total
Available for sale
United States Treasury securities           $96,398       $195,680        $     -       $      -       $      -       $292,078
United States Government agencies            43,970         41,059              -        176,458              -        261,487
Mortgage-backed securities                        -              -              -              -        298,695        298,695
Other                                         4,584        132,372         23,824         47,610              -        208,390

Total market value                         $144,952       $369,111        $23,824       $224,068       $298,695     $1,060,650

Total amortized cost                       $143,814       $365,030        $22,882       $218,617       $295,420     $1,045,763

Average yield                                  5.46%          5.16%          9.30%          5.87%          5.62%          5.57%

Held to maturity
State and municipal bonds at cost           $39,620       $151,321       $308,180        $66,044              -       $565,165

Total market value                          $39,994       $159,577       $324,604        $70,971              -       $595,146

Average yield                                  4.22%          5.30%          5.15%          5.55%             -           5.17%

NOTE 3.  ALLOWANCE FOR CREDIT LOSSES

A summary of allowance for credit loss activity follows:

Dollars in thousands                              1993         1992         1991
Balance at January 1                           $68,243      $53,048      $47,823
Loan charge-offs
Real estate                                      1,141        1,292        3,135
Commercial and agricultural                      4,804        8,111       18,188
Consumer                                         9,802        9,597       10,330
Leases                                             409          445          663

Total charge-offs                               16,156       19,445       32,316

Loan recoveries
Real estate                                        468          421          113
Commercial and agricultural                      4,496        4,298        2,950
Consumer                                         3,970        4,641        4,507
Leases                                             169          264          291

Total recoveries                                 9,103        9,624        7,861

Net charge-offs                                  7,053        9,821       24,455

Provision for credit losses                     13,383       14,308       29,680
Additions from acquisitions                        350       10,708            -

Balance at December 31                         $74,923      $68,243      $53,048

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment at December 31 follow:
Dollars in thousands                                                         1993             1992
Land                                                                      $33,030          $31,090
Buildings                                                                  85,040           80,571
Furniture and equipment                                                    87,053           79,490
Leasehold improvements                                                     12,103           11,771
                                                                          217,226          202,922
Accumulated depreciation and amortization                                 (94,398)         (82,335)
Net premises and equipment                                               $122,828         $120,587

Leases of bank premises and equipment generally provide for the payment of taxes, maintenance, insurance and certain other related expenses and contain extension provisions, escalation clauses and purchase options.

Lease expense was $10,434 in 1993, $7,506 in 1992, and $5,497 in 1991, and is
included in net occupancy and equipment expense. Occupancy expense was reduced by rental income of $2,169 in 1993, $2,283 in 1992 and $2,332 in 1991.

At December 31, 1993 future minimum lease payments under long-term noncancelable operating leases were $10,018 in 1994, $8,984 in 1995, $7,416 in 1996, $6,087 in
1997, $4,543 in 1998 and $34,403 thereafter. Management expects to renew or replace expiring leases in the normal course of business.


NOTE 5. MORTGAGE BANKING

Mortgage banking activities included loan origination, sale
and servicing as follows:
Dollars in thousands                                                        1993             1992             1991
Loans originated and serviced
Loans sold with servicing released                                      $299,690         $304,493         $247,212
Loans held for sale                                                       76,625           50,988           51,711
Loans serviced for others                                              1,506,612        1,354,599        1,123,699
Purchased mortgage servicing rights
Balance at January 1                                                     $10,884           $6,736           $3,734
Additions                                                                  6,969            5,545            3,731
Amortization                                                              (4,056)          (1,397)            (729)

Balance at December 31                                                   $13,797          $10,884           $6,736

NOTE 6. SHORT-TERM BORROWINGS

A summary of short-term borrowings and average interest rates follows:

                                                           1993                    1992                    1991
Dollars in thousands                                  Amount   Rate           Amount   Rate           Amount   Rate
Federal funds purchased and securities
sold under agreements to repurchase
Balance at December 31                              $568,295   2.68 %       $668,631   2.75 %       $618,861   4.16 %
Average                                              665,106   2.80          624,864   3.36          610,014   5.50
Maximum month-end balance                            735,046                 688,689                 808,672

Other short-term borrowings
Balance at December 31                               330,609   2.68          141,392   2.56          206,284   3.96
Average                                              215,389   3.04          111,179   3.52          135,685   5.82
Maximum month-end balance                            434,910                 244,765                 223,579

The average balance is computed on a daily average method. The average rate is computed by dividing total interest expense by the average outstanding balance.

Other short-term borrowings consist of United States Treasury borrowings, bank notes and commercial paper. Unused lines of credit aggregating $45,000 at December 31, 1993 were maintained with banks in support of commercial paper. The lines bear interest at short-term money market rates if drawn upon, and required commitment fees of $84, $76, and $76 in 1993, 1992 and 1991, respectively.

NOTE 7. LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

Dollars in thousands                                                           1993              1992

Parent company
Convertible subordinated debentures at 7.75% due 2006,
interest payable semi-annually                                              $50,000           $50,000
Notes at 11% due 1993, interest payable semi-annually                             -            23,993
Convertible subordinated capital notes at 1/4% above the three-month
LIBOR due 1997, interest payable quarterly                                   20,983            20,978
Capital leases of computer equipment at 10%, payable in monthly
installments through 1997                                                     6,821             9,598
Other                                                                             -               789
Subsidiaries
Federal Home Loan Bank Notes with interest payable monthly at floating and fixed rates ranging primarily from 3.11% to 5.18% and
with principal due 1994 through 2000                                         38,029            11,069
Other                                                                           627             1,222
Total                                                                      $116,460          $117,649

Scheduled reductions of debt are $14,318 in 1994, $9,240 in 1995, $20,590 in 1996, $22,073 in 1997, $25 in 1998 and $50,214 thereafter.
The convertible subordinated debentures are convertible into shares of common stock of West One at a conversion price of $18.605 per share. The convertible subordinated capital notes may be called and exchanged for common stock, preferred stock or other capital securities at the option of West One. The interest rate on these notes was 5.25% at December 31, 1993 and 1992. The debt agreements limit indebtedness and sale of subsidiaries' stock.

NOTE 8. COMMITMENTS AND CONTINGENCIES

West One is a party to certain financial instruments with off-balance sheet risks to meet the financing needs of customers and to reduce exposure to interest rate fluctuations. The following is a summary of the contract or notional amount of these financial instruments as of December 31:

Dollars in thousands                                                                     1993         1992
Financial instruments with credit risk
up to contract amounts (a)
Commitments to extend credit                                                       $2,260,507   $1,562,344
Standby letters of credit                                                             188,029      178,350
Commercial letters of credit                                                           25,527       35,589

Financial instruments with risk less
than contract or notional amounts
Mortgage-backed security contracts (b):
Forward sales                                                                          32,500       21,000
Purchased options                                                                       9,000        8,000
Notional value of interest rate swaps (b)                                                   -       20,000
Foreign exchange contracts (c):
Commitments to purchase                                                                 5,422       11,512
Commitments to sell                                                                     1,500        3,888

(a) Commitments to extend credit have fixed maturity dates and represent West One's obligations to fund commercial and real estate loans, including home equity lines, lines of credit, revolving lines of credit and other types of commitments. Letters of credit are performance assurances of customer obligations or guarantees of financing for trade transactions. West One's exposure to credit loss for commitments to extend credit and letters of credit, in the event of nonperformance by others, is represented by the contractual amount of the instruments. Since many commitments to extend credit are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. West One follows the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Collateral varies, but may include accounts receivable, inventory, premises and equipment, and commercial properties. West One's lending activities are concentrated in Idaho, Washington, Oregon and Utah.

(b) Forward sale and purchased option contracts and interest rate swaps are typically hedges against interest rate risk on specific assets or liabilities. West One's forward sales and purchased options are contracts to buy or sell mortgage-backed securities to hedge interest rate risk on fixed rate mortgage loan or rate commitments. Net positions are valued at the lower of cost or market. Gains or losses are recognized upon settlement of the forward sale contracts based on the difference between the net sales proceeds and the net carrying value of the loans sold. Purchased options are contracts to buy or sell mortgage-backed securities at fixed prices during a specified period. The option premium paid, which represents loss exposure, is amortized over the life of the option.

Interest rate swap agreements involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which the interest payments are calculated. The differential between the fixed and variable rate is recorded as interest income or expense of the liability being hedged. Prior to expiration of the interest rate swap agreements, West One paid fixed interest rates averaging 8.39% in 1993 and 8.46% in 1992 and received floating interest rates based on LIBOR.

The credit and market risks associated with forward sale and purchased option contracts, and interest rate swaps arise from the possible inability of counterparties to meet the terms of the contracts and from fluctuations in securities' values and interest rates. West One limits credit risk by restricting counterparties to a list of approved institutions. Generally, West One does not require collateral for these types of instruments.

(c) The credit and market risks associated with foreign exchange contracts, which may arise from the counterparty's inability to make payment at the settlement date and fluctuations in value of a foreign currency in relation to the U.S. dollar, were nominal at December 31, 1993 and 1992.

West One is a defendant in various pending lawsuits, arising in the ordinary course of business, none of which are expected to have a material effect on West One's financial position or results of operations.

NOTE 9. SHAREHOLDERS' EQUITY

Authorized capital stock of West One consists of 75,000,000 shares of $1.00 par value common stock and 5,000,000 shares of $1.00 par value preferred stock, of which 150,000 preferred shares are reserved for issuance under the Shareholder Rights Plan.

On July 15, 1993, the Board of Directors declared a two-for-one common stock split, issued in the form of stock dividend, payable August 13, 1993 to shareholders of record on July 23, 1993. The number of common shares outstanding, shares issued, stock option information, dividends declared per share, common stock and retained earnings have been restated to reflect the stock split for all prior periods presented.

At December 31, 1993 securities available for sale were stated at market and the resulting net after-tax unrealized gain of $9,083 is presented as a component of shareholders' equity.

On October 19, 1989 the Board of Directors adopted a Shareholder Rights Plan. Under the terms of the Plan, the Board declared a dividend distribution of one Right for each share of common stock outstanding on October 31, 1989, or at specified times thereafter. When initially issued each Right entitled the registered holder to purchase from West One a unit consisting of one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $150 per unit, subject to adjustment. Following a dividend distribution on August 13, 1993 of one share of common stock for each share of common stock outstanding as of July 23, 1993, pursuant to the adjustment provision contained in the Rights Plan, each share of common stock outstanding following the distribution had associated with it 0.5 Rights, and each new share of common stock issued thereafter and prior to the Distribution Date (as defined) will be issued 0.5 Rights.

The rights will become exercisable upon the occurrence of specified events which could result in a change in control of West One or upon the determination by the Board that an Adverse Person (as defined) beneficially owns 10 percent or more of the outstanding common stock. Once the Rights become exercisable, if the Board determines that a person is an Adverse Person or a person becomes the owner of 25 percent or more of the then-outstanding shares of common stock (with certain exceptions), each holder of a Right (other than an Acquiring Person (as defined) or an Adverse Person) will thereafter become entitled to receive, upon payment of the exercise price, common stock (or in certain circumstances other consideration) having a value equal to two times the exercise price or, at the discretion of the Board, to receive common stock (or other consideration) having one-half that value without payment of the exercise price. The Rights are nonvoting, may be redeemed by West One at a price of $.01 per Right at any time until ten business days after an individual or group acquires 20 percent of West One's common stock and expire on October 31, 1999. The issuance of the Rights is intended to encourage any potential acquiror of West One to negotiate the manner and terms of the transaction with the Board and to protect shareholders from unsolicited tender offers which do not treat all shareholders in a fair and equal manner, and from other coercive takeover tactics.

Under shareholder approved incentive programs, the Board of Directors may grant to key employees options to purchase common stock and other stock-based awards. All options are to be granted at market value of the stock at date of grant and may be exercisable over periods up to ten years. No other stock-based awards have been granted. The following summary sets forth the activity under the option plan:

                                                     Option Price      Available        Options
                                                  Range per Share      for Grant    Outstanding
December 31, 1990                             $6.023  -   $13.000        370,134        960,174
Authorized                                                      -      1,700,000              -
Granted                                       12.188  -    17.000       (183,000)       183,000
Exercised                                      6.023  -    13.000              -       (199,180)
Canceled                                      11.438  -    12.313              -        (27,000)
December 31, 1991                              6.553  -    17.000      1,887,134        916,994
Granted                                       16.688  -    25.250       (289,226)       289,226
Exercised                                      6.553  -    14.188              -        (91,806)
December 31, 1992                              6.629  -    25.250      1,597,908      1,114,414
Granted                                       23.875  -    28.625       (263,701)       263,701
Exercised                                      6.629  -    14.188              -       (125,520)
Canceled                                      11.438  -    24.500          5,000         (5,000)
Expired                                       11.438  -    12.313         (1,000)             -
December 31, 1993                              6.629  -    28.625      1,338,207      1,247,595

Options exercisable under the plans were 599,880, 516,668 and 472,744 at December 31, 1993, 1992 and 1991, respectively.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The summary of book value and estimated fair value of principal financial assets and liabilities at December 31 follows:
                                                                                      1993                        1992
                                                                                           Estimated                   Estimated
                                                                                  Book          Fair          Book          Fair
Dollars in thousands                                                             Value         Value         Value         Value
Financial assets
Cash and short-term investments                                               $465,038      $465,038      $715,872      $715,872
Securities                                                                   1,625,815     1,655,796     1,657,469     1,682,799
Loans, net of leases and allowance for credit losses                         5,111,455     5,149,693     4,328,487     4,360,747

Financial liabilities
Demand and savings deposits                                                 $3,961,327    $3,961,327    $3,549,812    $3,549,812
Time certificates of deposit                                                 1,975,720     1,994,389     2,086,527     2,101,580
Short-term borrowings                                                          898,904       898,904       810,023       810,023
Long-term debt                                                                 116,460       146,675       117,649       142,074

Financial assets and financial liabilities other than securities and certain long-term debt of West One are not traded in active markets. Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of West
One. Changes in the following methodologies and assumptions could significantly affect the estimates:

Financial assets

The estimated fair value approximates the book value of cash and short-term investments. For securities, the fair value is based on quoted market prices. The book value of securities at December 31, 1993 includes securities available for sale stated at market value and securities held to maturity stated at historical cost. At December 31, 1992, the book value of all securities was historical cost. See Note 2 to the financial statements.
The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made, net of the present value of estimated net charge-offs.

Financial liabilities

The estimated fair value of demand and savings deposits approximates book value. The value of long-term relationships with depositors is not reflected. The fair value of time certificates of deposit is estimated by discounting future cash flows using current rates offered on similar certificates. For short-term borrowings, the fair value approximates book value. The estimated fair value of long-term debt is based on quoted market prices or estimates of discounted cash flows using current rates at which similar financing could be obtained.

Off-balance sheet financial instruments

Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments. The fair value of these commitments is not material. See Note 8 to the financial statements.

NOTE 11. EMPLOYEE BENEFITS

West One has a noncontributory defined benefit retirement plan covering substantially all employees. Benefits to retired employees are based on years of service and compensation. West One funds at least the minimum annual contributions required by the Employee Retirement Income Security Act of 1974. Since plan assets exceeded accumulated benefit obligation, no additional funding was made in 1993, 1992 or 1991.

Pension income included the following components for the year ended December 31:
Dollars in thousands                                                                 1993           1992           1991
Service cost - benefits earned during the year                                     $2,319         $1,819         $1,899
Interest cost on projected benefit obligation                                       3,788          3,342          3,192
Actual return on plan assets                                                       (4,618)        (4,617)       (11,567)
Deferred gain (loss)                                                               (1,912)        (1,408)         6,232
Amortization of transition asset                                                     (725)          (725)          (725)
Pension income                                                                    $(1,148)       $(1,589)         $(969)

The funded status of the plan and prepaid pension cost at December 31
consisted of:                                                                        1993             1992         1991
Actuarial present value of accumulated benefit obligation
Vested                                                                           $(44,497)      $(27,202)      $(23,271)
Nonvested                                                                          (2,891)        (1,592)        (1,751)
Accumulated benefit obligation                                                   $(47,388)      $(28,794)      $(25,022)

Plan assets at fair value
U.S. Government securities                                                        $16,563        $19,416        $20,282
Equity securities                                                                  40,199         32,935         28,589
Other                                                                              11,963         12,927         13,099
Total                                                                              68,725         65,278         61,970
Total projected benefit obligation for participants' past service                 (54,489)       (38,030)       (36,431)

Plan assets in excess of projected benefit obligation                              14,236         27,248         25,539
Unrecognized net (gain) loss and effect of changes in
actuarial assumptions                                                               6,892         (6,238)        (5,350)
Unrecognized net transition asset being recognized over
participants' average remaining service                                            (4,610)        (5,379)        (6,147)
Unrecognized prior service cost                                                       260              -              -
Prepaid pension cost                                                              $16,778        $15,631        $14,042

West One also has three unfunded supplemental retirement plans. The Supplemental Executive Retirement Plan provides supplemental benefits to eligible employees when the employee's earnings exceed the dollar amount used for the definition of a highly compensated employee in the Internal Revenue Code (IRC) Section 414 (q) (1) (B) during each of the three preceding years. The Non-Qualified IRC 415 Benefit Limit Make-Up plan provides for additional payments to be made to employees whose defined pension benefit exceeds the limit for maximum benefits from the defined benefit pension plan. The Executive Deferred Compensation Pension Make-Up plan covers pension benefits resulting from salary deferrals which have not been included in the computation of benefits under the regular defined benefit pension plan.

Pension expense for the supplemental retirement plans included the following
for years ended December 31:                                                         1993           1992           1991
Supplemental Executive Retirement Plan (SERP)                                        $316           $303           $300
Non-Qualified IRC 415 Benefit Limit Make-Up                                            16             51             36
Executive Deferred Compensation Pension Make-Up                                        38             26             22
Total supplemental pension expense                                                   $370           $380           $358

Pension expense for the SERP included the following components for the years
ended December 31:                                                                   1993           1992           1991
Service cost - benefits earned during the year                                       $113           $115           $118
Interest cost on projected benefit obligation                                         154            139            134
Amortization of net transition obligation                                              49             49             48
Pension expense                                                                      $316           $303           $300

The funded status of the SERP and pension liability at December 31 consisted of:     1993           1992           1991
Actuarial present value of accumulated benefit obligation:
Vested                                                                            $(1,747)         $(642)         $(522)
Nonvested                                                                              (6)             -              -
Accumulated benefit obligation                                                    $(1,753)         $(642)         $(522)

Projected benefit obligation for participants' past service                       $(2,185)       $(1,596)       $(1,375)
Unrecognized net (gain) loss and effect of changes in actuarial assumptions           320            (29)           (29)
Unrecognized net transition obligation being recognized over
participants' average remaining service                                               584            633            682
Additional liability                                                                 (472)             -              -
Pension liability                                                                 $(1,753)         $(992)         $(722)

Assumptions used for projected benefit obligations, computed using the
projected unit credit method, were:                                                  1993           1992           1991
Discount rate                                                                         7.5%           9.5%           9.5%
Rate of increase in compensation levels                                               3.0            6.0            6.0
Long-term rate of return on assets                                                   10.5           10.5           10.5

The change in salary increase assumption increased pension income by $319 in 1993. Changes in the assumed participant withdrawal rates increased pension income $789 in 1992. The change in the assumed long-term rate of return on plan assets increased pension income in 1991 by $508.

West One has an Employee Thrift Investment Plan, under IRC Section 401, covering substantially all employees. Under the plan, West One made contributions of 50% of participating employees' salary deferrals up to 6% of salary in 1993, 5% of salary in 1992 and 4% of salary in 1991, aggregating $2,384 for 1993, $1,566 for 1992 and $1,078 for 1991.

West One provides certain health care insurance benefits for retired employees and their dependents. Substantially all of West One's retirees are eligible for those benefits if they retired directly from service with at least ten years of credited service. Retiree contributions are required depending on age and number of years of service at the time of retirement.

Net periodic postretirement benefit expense included the following components for the year ended December 31, 1993:
                                                                                     1993
Service cost                                                                         $165
Interest cost                                                                         959
Amortization of transition obligation                                                 554
Net periodic postretirement benefit expense                                        $1,678

The reconciliation of the funded status of the plan at December 31, 1993 follows:

Accumulated postretirement benefit obligation:                                       1993
Retirees and dependents                                                          $(10,477)
Eligible active employees                                                             243
Other active plan participants                                                     (3,122)
Accumulated postretirement benefit obligation                                     (13,356)
Unrecognized net transition obligation                                             10,519
Unrecognized net loss                                                               1,884
Accrued postretirement benefit cost                                                 $(953)
Postretirement benefit claims for the year ended December 31, 1993                   $725

In 1993 West One assumed a 14% annual rate of increase in the per capita cost of covered retiree and dependent health care benefits. The medical trend rate was assumed to decrease gradually to 6% in 2006 and remain at that level for future years. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1993 by $1,314 and the aggregate of the service cost and interest cost components of net periodic postretirement benefit expense for 1993 by $138.

The discount rate used in determining the actuarial present value of the projected postretirement benefit obligation was 7.5%. The salary limits which determine the amount of the deductible paid by the employee were assumed to increase in proportion to West One salary levels.

NOTE 12. NONINTEREST EXPENSE

Noninterest expense includes:
Dollars in thousands for the year ended December 31,                   1993             1992             1991
Salaries                                                           $104,737          $85,741          $76,148
Employee benefits                                                    24,149           18,283           14,337
Outside services                                                     28,242           21,590           22,554
Equipment                                                            21,725           17,174           13,182
Net occupancy                                                        19,571           15,255           11,781
Insurance and miscellaneous taxes                                    16,899           13,506           10,792
Marketing                                                             9,792            7,975            6,508
Postage and courier                                                   8,568            6,344            4,899
Supplies                                                              7,364            5,989            4,956
Telephone                                                             6,551            4,739            3,318
Other                                                                24,840           19,928           14,661
Total                                                              $272,438         $216,524         $183,136


NOTE 13. INCOME TAXES

The provision for income taxes consisted of the following for the year ended December 31:

Dollars in thousands                                                1993                  1992                  1991
Federal
Current                                                          $29,480               $20,136               $12,936
Deferred and other                                                 1,006                 2,925                    40

State
Current                                                            6,329                 4,621                 2,503
Deferred and other                                                   576                   273                   782

Total federal and state                                          $37,391               $27,955               $16,261

Deferred and other taxes were as follows for the year ended
December 31:                                                        1993                  1992                  1991
Provision for credit losses                                      $(2,218)                $(926)              $(2,302)
Cash basis accounting                                             (1,288)                 (289)                 (251)
Leasing                                                            2,546                 2,745                 3,118
Alternative minimum tax                                                -                 1,154                (1,038)
Other                                                              1,083                  (572)                1,295
Use of subsidiary preacquisition tax carryforwards to
     reduce purchased intangibles                                  1,459                 1,086                     -
Total deferred and other taxes                                    $1,582                $3,198                  $822

                                        -48-

The provision for income taxes varied from amounts computed at the federal statutory rates as follows:

For the year ended December 31,                                     1993                  1992                  1991
Provision at statutory rates                                     $42,202     35.0%     $31,051     34.0%     $19,536     34.0%
Nontaxable interest income                                       (10,473)    (8.7)      (7,045)    (7.7)      (6,171)   (10.7)
State income taxes, net of federal benefit                         4,367      3.6        3,230      3.5        1,568      2.7
Other                                                              1,295      1.1          719       .8        1,328      2.3
Provision for income taxes                                       $37,391     31.0%     $27,955     30.6%     $16,261     28.3%

The components of the net deferred tax liability are as
follows for the years ended December 31:                            1993                  1992
Deferred tax assets
Allowance for credit losses                                      $29,491               $26,318
Cash basis accounting                                              6,283                 5,252
Other                                                              3,744                 3,327
Total deferred tax assets                                         39,518                34,897
Deferred tax liabilities
Depreciation and amortization                                     (7,712)               (8,174)
Leasing                                                          (27,828)              (24,708)
Pension and retirement benefits                                   (6,492)               (7,263)
Purchase accounting                                               (2,170)               (3,376)
Unrealized securities gains                                       (5,990)                    -
Other                                                             (2,040)                 (948)
Total deferred tax liabilities                                   (52,232)              (44,469)
Net deferred tax liability                                      $(12,714)              $(9,572)

A subsidiary has preacquisition investment tax credit carryforwards remaining of $500 which expire through 2003. Upon realization, the benefit of these tax carryforwards will be reflected as reductions of the purchase price allocated to acquired intangible assets.

The tax benefits of stock options exercised of $1,900 in 1993, $1,700 in 1992 and $1,400 in 1991 have been allocated to shareholders' equity. In 1993 the deferred provision for income taxes of $5,800 for unrealized securities gains has been allocated to shareholders' equity.

Deferred tax liabilities of approximately $2,100 have not been recognized for a thrift subsidiary's base year tax bad debt reserve of $5,300. If the subsidiary fails to qualify as a savings and loan association or is converted to a commercial bank the bad debt reserve would become taxable. Management does not expect this difference to reverse in the foreseeable future.

NOTE 14. REGULATORY REQUIREMENTS and RESTRICTIONS
Dollars in thousands

Regulatory authorities require banks to maintain cash reserves against deposits which vary according to the type and maturity of the deposit. Cash reserve balances at December 31, 1993 and 1992 were $144,998 and $118,460, respectively.

Loans to directors, executive officers and their associates are subject to regulatory limitations. Such loans, which are within the regulatory limitations, totaled $35,021 and $36,328 at December 31, 1993 and 1992, respectively. During 1993 there were $137,254 of additions and $138,561 of reductions of such loans. During 1992 there were $131,029 of additions and $132,704 in reductions of these loans.

Federal and state laws also place limitations on the extension of credit by banking subsidiaries to the Parent Company and nonbank affiliates. Under these restrictions, banking subsidiaries may not extend credit beyond an aggregate of $94,155 to the Parent Company as of December 31, 1993. Any extensions of such credit are subject to strict collateral requirements.

Federal and state laws restrict the amount of dividends that may be declared by banking subsidiaries without the approval of regulatory authorities. Banking subsidiaries may declare dividends to the Parent Company in 1994 up to $141,465 plus 1994 net income to the date of dividend declaration.

NOTE 15. PARENT COMPANY ONLY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS

Dollars in thousands at December 31,                            1993             1992
Assets
Cash and due from banks                                         $430              $66
Loans to subsidiaries:
Banks                                                         47,475           24,804
Nonbanks                                                      15,375           10,925
Investment in subsidiaries:
Banks                                                        607,766          537,743
Nonbanks                                                       5,351            5,044
Other loans and investments                                   19,563           10,023
Premises and equipment                                        19,455           21,553
Other assets                                                  40,900           37,615

Total assets                                                $756,315         $647,773

Liabilities
Commercial paper                                             $20,162          $14,469
Long-term debt                                                77,804          105,358
Other liabilities                                             34,783           38,121

Total liabilities                                            132,749          157,948

Shareholders' equity                                         623,566          489,825

Total liabilities and shareholders' equity                  $756,315         $647,773

CONDENSED STATEMENTS OF INCOME

Dollars in thousands for the year ended  December 31,              1993         1992         1991
Income
Dividends from subsidiaries:
Banks                                                           $40,521      $41,650      $27,242
Nonbanks                                                          1,412        1,830        1,493
Interest:
Loans to subsidiaries                                             3,212        2,516        1,122
Loans to nonaffiliates                                              497          763          971
Other, principally subsidiaries                                  79,564       54,975       53,728
Total income                                                    125,206      101,734       84,556

Expense
Interest                                                          8,345        9,845        7,974
Salaries and employee benefits                                   40,366       30,203       23,533
Other                                                            51,799       45,045       36,463

Total expense                                                   100,510       85,093       67,970

Income before taxes and equity in earnings of subsidiaries       24,696       16,641       16,586
Income tax benefit                                                7,016       10,327        5,213
Equity in undistributed earnings of subsidiaries                 51,475       36,404       19,400

Net income                                                      $83,187      $63,372      $41,199

STATEMENTS OF CASH FLOWS

Dollars in thousands for the year ended December 31,                         1993         1992         1991
Cash flows from operating activities
Net income                                                                $83,187      $63,372      $41,199
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries                          (51,475)     (36,404)     (19,400)
Depreciation and amortization                                              10,296        7,623        6,064
Changes in other assets and liabilities                                   (7,094)        (107)        (297)

Net cash provided by operating activities                                  34,914       34,484       27,566

Cash flows from investing activities
Change in other short-term investments, maturities less than 90 days      (15,878)       9,567       (4,848)
Purchase of securities held to maturity                                    (3,416)     (54,643)     (20,147)
Maturity of securities held to maturity                                     6,139       51,053        2,744
Sale of securities                                                              -       17,894            -
Change in loans to subsidiaries                                           (23,950)      (9,279)     (20,861)
Change in loans to nonaffiliates                                              320        4,582          252
Other                                                                      (3,432)      (3,429)      (2,800)
Capitalization of subsidiaries                                             (6,685)    (114,211)     (11,157)

Net cash used by investing activities                                     (46,902)     (98,466)     (56,817)

Cash flows from financing activities
Change in short-term borrowings, maturities less than 90 days              (1,416)      14,259         (347)
Proceeds from short-term borrowings                                        13,200            -            -
Payments on short-term borrowings                                          (7,000)           -            -
Additions to long-term debt                                                     -            -       50,000
Payments on long-term debt                                                (27,566)      (4,189)     (12,362)
Proceeds from issuance of common stock                                     54,526       67,922        5,664
Cash dividends paid                                                       (19,392)     (15,130)     (12,783)

Net cash provided by financing activities                                  12,352       62,862       30,172

Net increase (decrease) in cash and due from banks                            364       (1,120)         921
Cash and due from banks - January 1                                            66        1,186          265

Cash and due from banks - December 31                                        $430          $66       $1,186

Supplemental information
Interest paid                                                              $8,737       $9,936       $8,044
Income taxes paid                                                          36,260       19,325       11,253

Noncash activities
Additions to investment in subsidiaries                                     3,041       11,512            -
Capital lease for computer equipment                                            -       10,857            -
Termination of capital lease for computer equipment                             -        6,460            -
Tax benefit of stock options exercised                                        596          812          832
Dividends declared not paid                                                 6,249        9,220        3,367

Report of Independent Accountants


To the Shareholders and Directors of West One Bancorp


We have audited the consolidated balance sheets of West One Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West One Bancorp and subsidiaries as of December 31, 1993 and 1992 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during 1993 the Company adopted Statement of Financial Accounting
Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".





/s/  Coopers and Lybrand
Boise, Idaho
January 20, 1994