Form 10-K/A, Exhibit 13
period 1994-12-31
WEST ONE BANCORP
filed 1995-03-22
CIK 351155

Selected Financial Data
Dollars in thousands, except per share data
For the year                                1994           1993           1992            1991              1990
Interest income - taxable equivalent    $583,876       $515,798       $446,913        $459,704          $455,050
Interest expense                         221,361        193,435        195,090         249,980           268,014
Net interest income -
  taxable equivalent                     362,515        322,363        251,823         209,724           187,036
Taxable equivalent adjustment             20,890         18,473         13,125          12,152            11,347
Net interest income                      341,625        303,890        238,698         197,572           175,689
Provision for credit losses               13,278         13,383         14,308          29,680            11,668
Net interest income after provision
  for credit losses                      328,347        290,507        224,390         167,892           164,021
Other income                             114,513        102,014         81,771          70,548            61,931
Securities gains (losses)                 (1,067)           495          1,690           2,156                24
Total noninterest income                 113,446        102,509         83,461          72,704            61,955
Salaries and employee benefits           142,512        128,886        104,024          90,485            82,211
Other expense                            152,180        143,552        112,500          92,651            80,825
Total noninterest expense                294,692        272,438        216,524         183,136           163,036
Income before taxes                      147,101        120,578         91,327          57,460            62,940
Provision for income taxes                43,930         37,391         27,955          16,261            18,673
Net income                              $103,171        $83,187        $63,372         $41,199           $44,267

Primary earnings per share                 $2.88          $2.50          $2.09           $1.47             $1.60
Fully diluted earnings per share            2.74           2.38           1.98            1.44              1.60
Cash dividends declared per share            .76            .49           .675             .48               .44
Cash dividends paid per share                .72           .595            .51             .47               .44


Assets                                $8,792,699     $7,671,353     $7,133,637      $5,417,199        $4,946,989
Loans                                  6,065,423      5,354,497      4,531,913       3,497,451         3,292,217
Allowance for credit losses               81,757         74,923         68,243          53,048            47,823
Deposits                               6,810,882      5,937,047      5,636,339       4,044,408         3,860,881
Long-term debt                           253,073        116,460        117,649         111,881            72,614
Shareholders' equity                     715,769        623,566        489,825         367,048           332,692
Full-time equivalent employees             4,778          4,477          4,293           3,464             3,370
Shares outstanding                    36,745,368     34,718,731     32,351,160      28,062,404        27,567,672

In September 1992, West One acquired certain assets and deposits from Security Pacific Corporation in Washington.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management's discussion and analysis of West One Bancorp and subsidiaries (the Corporation) supplements the accompanying consolidated financial statements.

Performance Overview
The Corporation completed the most profitable year in its 127 year history in 1994. Net income was $103.2 million, a 24% increase over the $83.2 million earned in 1993. Net income was 31% higher in 1993 than the $63.4 million earned in 1992. Highlights of 1994 include the continuation of double-digit loan growth, outstanding asset quality and the sixth consecutive increase in annual shareholders' dividends. Nonperforming assets declined to .29% of total assets and the allowance for credit losses was over 400% of nonperforming loans at December 31, 1994. Capital ratios strengthened in 1994 and easily exceeded regulatory requirements. Earnings per share increased 15% to $2.74 in 1994 following an increase of 20% to $2.38 in 1993. The five-year compound growth rate was 24% for net income and 17% for earnings per share.

Return on assets averaged 1.28% in 1994, an improvement from returns of 1.14% and 1.08% in 1993 and 1992, respectively. Return on shareholders' equity averaged 15.63% in 1994, up from 15.61% in 1993 and 14.93% in 1992. Late in
1993, $47 million of common stock was issued through a Dividend Reinvestment and Stock Purchase Plan.

The Corporation continues to pursue opportunities for profitable growth and asset diversification, with expansion in the states of Washington and Oregon a high priority. An improved competitive position in Oregon resulted from the acquisition in 1994 of 10 branches of Far West Federal Savings Bank with deposits of $173 million, and National Security Bank Holding Company, a five branch institution on the Oregon coast with assets of $132 million. Market penetration improved in the state of Washington with the acquisition of Valley Commercial Bank in 1994, a two branch institution serving Clarkston, Washington with assets of $64 million. The acquisition of Idaho State Bank with assets of $48 million and seven branches in Idaho communities previously not served by the Corporation was also completed in 1994. Growth rates for 1992 and 1993 reflected the acquisition in September 1992 of $1.2 billion in deposits from Security Pacific Corporation in the state of Washington (the Washington acquisition).

Regional Economic Performance
A financial institution's performance is directly influenced by economic conditions in its service area. In 1994, strong economic conditions prevailed in the Corporation's service area of Idaho, Washington, Oregon and Utah. Idaho and Utah maintained exceptional levels of economic growth, and Oregon experienced increasingly stronger growth as 1994 progressed. In recent years, Washington's growth was more moderate due to employment cuts in aerospace manufacturing; however, renewed economic strength and momentum were evident during the fourth quarter. Utah and Idaho were two of the top three job producing states in the nation in 1993 and 1994, and total nonfarm employment growth in the four-state region totaled 3.3% in 1994 compared to a 3.1% gain nationally. Individually, gains ranged from 2.1% in Washington to 5.8% in Utah.

Residential construction activity remained vigorous in 1994 with demand slowing late in the year as consumers in Idaho and Utah reacted to higher mortgage interest rates. Strengthening economies in Oregon and Washington actually produced rising residential construction permit levels during the fourth quarter despite the higher interest rates. Dynamic economic conditions caused commercial office vacancy rates to decline sharply in Portland and Salt Lake City during 1994 and to remain flat at a very low level in Boise. Vacancy rates in Seattle were unchanged from the prior year.

Rising employment led to strong personal income gains in the region with inflation adjusted gains ranging from 3.2% in Washington to over 6% in Utah.
The region remains a magnet for people from all over the United States, and all four states experienced substantial net inmigration during 1994. Tighter labor markets in other regions of the United States and the prospect of a return to economic growth in California suggest that the rate of inmigration may slow in 1995. Higher interest rates will likely produce a decline in housing starts from the peaks experienced in 1994, but strong job growth suggests that economic expansion will continue in the region in 1995. Idaho's employment and income growth are expected to slow somewhat from the lofty levels of prior years, but employment growth of 3.5% and personal income growth of approximately 7.5% are projected for 1995, both well above national benchmarks. Expanded export markets combined with continued trade promotion efforts, aggressive new product development by high technology companies and national expansion by local retailers indicate Washington's economy will continue to improve in 1995. Employment in Washington is expected to grow by 2% while personal income should increase approximately 5.5% in 1995. The technology sector in Oregon is expected to continue to expand in 1995, reflecting several large electronics projects announced in 1994. As a result, employment growth of 2.6% and personal income growth of about 6.5% are projected for Oregon in 1995. In Utah, state projections indicate annual employment growth will be about 4.3% and personal income will grow approximately 7.4%.

AVERAGE BALANCES AND RATIOS
Dollars in thousands                            1994            1993             1992            1991            1990
Selected average balances
Assets                                    $8,037,140      $7,312,017       $5,848,131      $5,165,354      $4,731,919
Earning assets                             7,318,280       6,612,814        5,294,949       4,686,354       4,266,191
Securities                                 1,607,017       1,666,520        1,321,390       1,110,381         987,800
Loans                                      5,646,382       4,903,797        3,767,186       3,349,190       3,110,738
Deposits                                   6,302,035       5,689,938        4,503,586       3,917,298       3,663,402
Short-term borrowings                        831,208         880,495          736,043         745,699         621,272
Long-term debt                               149,257         117,990          114,727          86,024          67,736
Shareholders' equity                         660,055         532,898          424,429         348,684         312,599

Growth measures
    (percent change in average balances)
Assets                                           9.9%           25.0%            13.2%            9.2%            6.8%
Earning assets                                  10.7            24.9             13.0             9.8             7.0
Securities                                      (3.6)           26.1             19.0            12.4             7.6
Loans                                           15.1            30.2             12.5             7.7            15.5
Deposits                                        10.8            26.3             15.0             6.9             7.3
Short-term borrowings                           (5.6)           19.6             (1.3)           20.0             2.7
Long-term debt                                  26.5             2.8             33.4            27.0              .8
Shareholders' equity                            23.9            25.6             21.7            11.5            10.4

Ratios (averages)
Return on shareholders' equity                 15.63%          15.61%           14.93%          11.82%          14.16%
Return on assets                                1.28            1.14             1.08             .80             .94
Dividend payout ratio                          26.26           19.74            33.11           32.38           26.30
Loans to deposits                              89.60           86.18            83.65           85.50           84.91
Shareholders' equity to assets                  8.21            7.29             7.26            6.75            6.61
Shareholders' equity to loans                  11.69           10.87            11.27           10.41           10.05

Shareholders' Equity and Capital Adequacy
The Corporation's strong capital position merits the confidence of customers, investors and regulators and provides a solid foundation for asset growth. Capital management ensures capital is available for current needs, anticipated growth and advantageous business opportunities. Current and projected consolidated and subsidiary capital positions are monitored regularly to ensure capital levels exceed regulatory guidelines.

At December 31, 1994, shareholders' equity totaled $716 million, up 15% from a year ago. The primary component of additional shareholders' equity in 1994 was $89 million of retained earnings, up 32% from 1993. At December 31, 1994, shareholders' equity included a net unrealized after-tax loss of $13 million to adjust securities available for sale to market value. Shareholders' equity as a percent of assets measures capital strength. At December 31, 1994, the ratio was 8.14% compared to 8.13% at December 31, 1993 and 6.87% at December 31, 1992.

In 1994, the Corporation paid dividends for the 60th consecutive year. The dividend policy is designed to strike a balance between providing immediate returns to shareholders through cash dividends and increasing long-term shareholders' value through profitable utilization of earnings as capital. In recognition of record net income and a strong capital position, the Board of Directors increased the quarterly dividend by 22% to $.22 per share in October 1994, representing the sixth consecutive year of dividend increases. On a per share basis, dividends paid in 1994 were $.72, a 21% increase from $.595 in 1993. The comparable dividend was $.51 in 1992.

The book value per share of common stock was $19.48 at December 31, 1994, an 8% increase from the $17.96 book value per share at year-end 1993. Market capitalization at December 31, 1994 was $974 million. The Corporation's average annual compound return to shareholders was 22% for the five-year period ended December 31, 1994 assuming reinvestment of dividends, significantly higher than the 8% return for a peer group of 503 commercial banks and the Nasdaq market index return of 6%.

The Corporation's stock was held by 6,957 shareholders of record at December 31, 1994 and is traded in the over-the-counter market on The Nasdaq Stock Market under the symbol of WEST. The accompanying market quotations represent the high and low closing sales price per share for the indicated periods as reported by The Nasdaq Stock Market.

QUARTERLY COMMON STOCK STATISTICS
					     Fourth        Third       Second         First
1994
Market quotations
High                                        $28  9/16    $31 13/16    $32            $28  1/2
Low                                          24 11/16     28           26   1/2       25  3/4
Quarter-end                                  26   1/2     28           28   3/4       27

Per share
Cash dividends declared                           .22          .18          .18           .18
Cash dividends paid                               .18          .18          .18           .18
Book value, quarter-end                         19.48        19.25        18.69         18.29

1993
Market quotations
High                                        $31   5/8     $29  1/2     $26  3/8      $27  1/4
Low                                          23   7/8      24  3/8      22  7/8       24  1/2
Quarter-end                                  28   1/2      29  1/2      24  3/4       25  3/4

Per share
Cash dividends declared                           .18         .155         .155             -
Cash dividends paid                              .155         .155         .155           .13
Book value, quarter-end                         17.96        16.76        16.20         15.71

See Note 15 to the financial statements.

(Graphic material omitted, replaces the two graphs presented on this page).

AVERAGE SHAREHOLDERS' EQUITY


Dollars in millions                  1994             1993          1992           1991          1990
Average shareholders' equity        $715.8           $623.6        $489.4         $367.0        $332.7

COMPARATIVE RISK-BASED CAPITAL RATIOS
At December 31,                                         Well          Regulatory
				     1994        Capitalized             Minimum
Leverage ratio                        8.16%          5.00%               3.00%
Tier 1 capital                       10.30           6.00                4.00
Total capital                        12.41          10.00                8.00

Financial institutions are subject to risk-based capital guidelines requiring minimum capital levels based on the perceived risk of assets and off-balance sheet instruments. The Corporation's strong capital position, adequate allowance for credit losses, low intangible asset level and limited off-balance sheet exposure resulted in capital ratios well above regulatory minimums as presented in the accompanying graph. Bank regulators also adopted five capital category definitions applicable to banks for certain regulatory supervision purposes, ranging from well-capitalized to critically undercapitalized. At December 31, 1994, all banking subsidiaries exceeded the regulatory criteria for well-capitalized institutions and qualified for the minimum FDIC insurance assessment. Dividends from subsidiaries to West One Bancorp are used to provide capital to other subsidiaries, to reduce debt and to support shareholder dividends. The Corporation's leverage, Tier I and total capital ratios were 8.16%, 10.30% and 12.41%, respectively, at December 31, 1994 compared with 7.61%, 9.53% and 11.80%, respectively, at December 31, 1993.

Double leverage is created when debt is incurred to acquire subsidiaries or to increase a subsidiary's capital and when intangible assets arise from acquisitions. The double leverage ratio is calculated for West One Bancorp as the sum of investment in subsidiaries plus goodwill and core deposit intangibles divided by total shareholders' equity. Regulators have not specified a maximum level of double leverage. At December 31, 1994, the double leverage ratio improved to .94 compared to .98 and 1.11, respectively, at December 31, 1993 and 1992.

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

Net interest income is impacted primarily by changes in the volume and mix of earning assets and funding sources, market rates of interest and asset quality. Net interest income was $362.5 million in 1994, an increase of 12% from the prior year. Comparable increases were 28% in 1993 and 20% in 1992. Net interest income increased in 1994 due to an 11% increase in average earning assets and an 8 basis point improvement in net interest margin. Net interest income accounted for 76% of total revenue in 1994 and 1993 and 75% in 1992.

Average earning assets increased $705 million or 11% to $7.32 billion in 1994 following increases of 25% and 13% in 1993 and 1992, respectively. The increase in 1994 was attributable to average loan growth of $743 million due primarily to internal loan generation. Acquisitions completed in 1994 contributed $35 million of the average loan growth. Loans represent the highest yielding component of earning assets and accounted for 77% of average earning assets in 1994, up from 74% in 1993 and 71% in 1992. Interest income foregone on nonperforming loans reduced net interest income by $1.0 million, net of tax, in 1994 compared to $1.1 million in 1993 and $1.7 million in 1992. Nonaccrual loans declined to .32% of total loans at December 31, 1994 from .44% at year-end 1993 and .46% at year-end 1992.

A shift in the mix of sources of funds improved net interest income and net interest margin in 1994 as a significant increase in noninterest bearing funds allowed the Corporation to reduce its reliance on short-term borrowings. Average noninterest bearing funds increased to 17.5% of total sources of funds in 1994 from 15.5% in 1993, resulting in lower interest expense and a wider net interest margin. Average short-term borrowings were $831 million or 11.4% of total sources of funds in 1994 compared to $880 million or 13.3% in 1993.

Net interest margin increased 8 basis points to 4.95% in 1994 from 4.87% in 1993. Net interest margin was 4.76% in 1992. The yield on earning assets and the cost of funds both increased in 1994, reflecting higher money market rates. Improvements in the mix of both earning assets and sources of funds, combined with aggressive efforts to stabilize funding costs and to price loans profitably, resulted in a 17 basis point increase in the yield on earning assets compared to a 9 basis point increase in the cost of sources of funds. The accompanying table presents the rate and volume analysis of earnings assets and interest bearing liabilities for the last three years.

Consolidated Average Balance Sheets
and Taxable Equivalent Interest Rate and Volume Analysis
												1994-1993
								     Average           Interest Change in   1994-1993 Change
					     Average  Balance  Yield or Rate     Income/Expense   Income/    Attributable to
Dollars in thousands                        1994         1993    1994   1993      1994     1993   Expense    Volume     Rate

Assets
Due from banks - interest bearing         $7,356      $23,894   4.01%  3.26%      $295     $779    $(484)    $(632)     $148
Federal funds sold, securities
   purchased under agreements to
   resell and other                       57,525       18,603   4.70   3.18      2,705      592    2,113     1,720       393

Securities:
   U.S. Treasury and Government
   agencies                              611,337      578,522   5.53   5.51     33,805   31,869    1,936     1,814       122
   State and municipal bonds             587,364      457,377   7.70   8.35     45,248   38,202    7,046    10,195    (3,149)
   Mortgage-backed securities            257,550      379,799   5.91   5.75     15,233   21,842   (6,609)   (7,214)      605
   Other                                 150,766      250,822   6.70   6.50     10,098   16,292   (6,194)   (6,687)      493
Total securities                       1,607,017    1,666,520   6.50   6.49    104,384  108,205   (3,821)   (3,865)       44
Loans:
   Real estate                         2,294,093    1,902,330   8.48   8.57    194,538  163,060   31,478    33,239    (1,761)
   Commercial and agricultural         1,977,261    1,796,611   7.84   7.22    154,927  129,660   25,267    13,641    11,626
   Commercial - tax-exempt               124,864      109,573   9.21   8.77     11,501    9,605    1,896     1,390       506
   Consumer                            1,093,457      943,815   9.47   9.64    103,571   90,951   12,620    14,198    (1,578)
   Leases                                156,707      151,468   7.63   8.55     11,955   12,946     (991)      436    (1,427)
Total loans                            5,646,382    4,903,797   8.44   8.28    476,492  406,222   70,270    62,539     7,731
Total earning assets                   7,318,280    6,612,814   7.97   7.80    583,876  515,798   68,078    56,062    12,016
Cash and due from banks                  482,138      470,961
Premises and equipment                   124,766      122,679
Allowance for credit losses              (79,015)     (72,187)
Other nonearning assets                  190,971      177,750
Total assets                          $8,037,140   $7,312,017


Liabilities and shareholders' equity
Interest bearing deposits:
   Interest bearing demand              $736,731     $696,996   1.75   2.13     12,883   14,879   (1,996)      811    (2,807)
   Regular and money market savings    2,063,091    1,856,420   3.01   2.88     62,178   53,437    8,741     6,146     2,595
   Time certificates under $100,000    1,606,909    1,577,139   4.65   4.62     74,685   72,921    1,764     1,382       382
   Time certificates $100,000 and over   652,124      456,431   4.58   4.13     29,893   18,839   11,054     8,787     2,267
Total interest bearing deposits        5,058,855    4,586,986   3.55   3.49    179,639  160,076   19,563    16,714     2,849
Federal funds purchased and
   securities sold under agreement
   to repurchase                         576,968      665,106   3.85   2.80     22,185   18,592    3,593    (2,705)    6,298
Other short-term borrowings              254,240      215,389   4.09   3.04     10,390    6,543    3,847     1,320     2,527
Long-term debt                           149,257      117,990   6.13   6.97      9,147    8,224      923     1,999    (1,076)
Total interest bearing funds           6,039,320    5,585,471   3.67   3.46    221,361  193,435   27,926    16,252    11,674
Noninterest bearing funds              1,278,960    1,027,343
Total sources of funds                 7,318,280    6,612,814   3.02   2.93    221,361  193,435
Noninterest bearing deposits           1,243,180    1,102,952
Other liabilities                         94,585       90,696
Shareholders' equity                     660,055      532,898
Less noninterest bearing funds        (1,278,960)  (1,027,343)
Total liabilities and shareholders'
   equity                             $8,037,140   $7,312,017
Net interest margin and income                                  4.95%  4.87%  $362,515 $322,363  $40,152   $39,810     $342

				       -20-

												1993-1992
							     Average          Interest          Change in   1993-1992 Change
				Average  Balance       Yield or Rate    Income/Expense            Income/    Attributable to
Dollars in thousands                        1992                1992              1992            Expense    Volume     Rate
Assets
Due from banks-interest bearing         $184,914                4.02%           $7,431           $(6,652)  $(5,467)  $(1,185)
Federal funds sold, securities
   under agreements to resell
   and other                              21,459                3.95               847              (255)     (104)     (151)

Securities:
   U.S. Treasury and Government
   agencies                              537,567                6.86            36,875            (5,006)    2,655    (7,661)
   State and municipal bonds             248,134                9.33            23,161            15,041    17,705    (2,664)
   Mortgage-backed securities            321,487                6.83            21,971              (129)    3,648    (3,777)
   Other                                 214,202                7.10            15,209             1,083     2,452    (1,369)
Total securities                       1,321,390                7.36            97,216            10,989    23,334   (12,345)
Loans:
   Real estate                         1,365,050                9.49           129,518            33,542    47,024   (13,482)
   Commercial and agricultural         1,377,120                7.68           105,765            23,895    30,596    (6,701)
   Commercial - tax-exempt                88,366                9.52             8,413             1,192     1,899      (707)
   Consumer                              800,980               10.55            84,518             6,433    14,192    (7,759)
   Leases                                135,670                9.73            13,205              (259)    1,446    (1,705)
Total loans                            3,767,186                9.06           341,419            64,803    96,119   (31,316)
Total earning assets                   5,294,949                8.44           446,913            68,885   104,765   (35,880)
Cash and due from banks                  366,761
Premises and equipment                    99,680
Allowance for credit losses              (59,055)
Other nonearning assets                  145,796
Total assets                          $5,848,131

Liabilities and shareholders' equity
Interest bearing deposits:
   Interest bearing demand              $521,319                2.79            14,532               347     4,220    (3,873)
   Regular and money market savings    1,353,181                3.58            48,476             4,961    15,710   (10,749)
   Time certificates under $100,000    1,427,677                5.45            77,874            (4,953)    7,647   (12,600)
   Time certificates $100,000 and over   388,752                4.95            19,256              (417)    3,067    (3,484)
Total interest bearing deposits        3,690,929                4.34           160,138               (62)   34,665   (34,727)
Federal funds purchased and
   securities sold under agreement
   to repurchase                         624,864                3.36            20,995            (2,403)    1,289    (3,692)
Other short-term borrowings              111,179                3.52             3,911             2,632     3,229      (597)
Long-term debt                           114,727                8.76            10,046            (1,822)      279    (2,101)
Total interest bearing funds           4,541,699                4.30           195,090            (1,655)   40,122   (41,777)
Noninterest bearing funds                753,250
Total sources of funds                 5,294,949                3.68           195,090
Noninterest bearing deposits             812,657
Other liabilities                         69,346
Shareholders' equity                     424,429
Less noninterest bearing funds          (753,250)
Total liabilities and shareholders'
   equity                             $5,848,131
Net interest margin and income                                  4.76%         $251,823           $70,540   $64,643    $5,897

Interest income is adjusted to present tax-exempt revenue from securities and loans on a basis comparable with taxable revenue, utilizing the statutory federal and the applicable state tax rates.

The taxable equivalent adjustments were $20,890 in 1994, $18,473 in 1993 and $13,125 in 1992. Nonaccrual loans are included in average balances; however, interest income has not been accrued on such loans. Net changes which are attributable to volume and rate are allocated proportionately.

(Graphic material omitted, replaces the two graphs presented on this page).

Dollars in billions            1994             1993            1992           1991           1990
Average loans                  $5.6             $4.9            $3.8           $3.3           $3.1
Average earning assets          7.3              6.6             5.3            4.7            4.3

Loans
Loans represent the Corporation's largest component of earning assets and, accordingly, are its primary source of income. Loans totaled $6.07 billion at December 31, 1994, up from $5.35 billion at year-end 1993 and $4.53 billion at year-end 1992. Loans increased 13% in 1994 compared to increases of 18% and 30% in 1993 and 1992, respectively. Strong economic conditions in the Corporation's market area contributed to real estate loan growth of $376 million or 17%, commercial and agricultural loan growth of $209 million or 10% and consumer loan growth of $134 million or 13%. Residential real estate loans totaling an additional $194 million were originated and sold in the secondary market during 1994. The average loan to deposit ratio was 89.60% in 1994 compared to 86.18% in 1993 and 83.65% in 1992. Nonperforming loans totaled $20 million at year-end 1994 and represented .32% of total loans as compared to .44% in 1993 and .46% in 1992.

Real estate loans totaled $2.53 billion at December 31, 1994. The largest component of the real estate loan portfolio is loans to individual homeowners collateralized by one-to-four family residential properties. At $1.26 billion, residential real estate loans were 50% of total real estate loans at December 31, 1994. Residential real estate loans increased $162 million or 15% in 1994 following increases of 23% and 46% in 1993 and 1992, respectively. High rates of inmigration and the consolidation of consumer debt into tax-advantaged home equity credit lines contributed to the increase in 1994.

Commercial real estate loans increased $139 million or 17% to $946 million at December 31, 1994 compared to increases of 18% in 1993 and 47% in 1992. The increase in 1994 represented loans to local business customers for expansion of operations and facilities in response to strong consumer demand for goods and services. More than 90% of the properties collateralizing commercial real estate loans were located in the Corporation's local market area. Underwriting standards typically rely on cash flow for repayment ability and not asset value or appreciation. The types of properties supporting commercial real estate loan obligations are well diversified. In accordance with the Corporation's community banking strategy, loans collateralized by warehouse facilities and office buildings are primarily owner occupied and domiciled in our four-state market area.

Construction loans increased $74 million or 30% to $319 million at December 31, 1994. Dwelling units authorized in the Corporation's market area increased 16% in 1994 due to an acceleration in single and multi-family residential construction. Nonperforming real estate loans were $7.4 million at December 31, 1994 or 37% of total nonperforming loans and .3% of total real estate loans.

Commercial and agricultural loans totaled $2.21 billion at December 31, 1994, a $209 million or 10% increase from the prior year compared to increases of 12% in 1993 and 30% in 1992. Commercial loans increased 11% to $1.78 billion in 1994, reflecting improved regional economic conditions as measured by increases in employment, population, personal income and retail sales. Growth was primarily in the small-to-middle market where efficient and personal service is provided by community-based lending officers. Agricultural loans increased 9% to $429 million at December 31, 1994 as the Corporation maintained its position as one of the leading agricultural lenders in the nation. At December 31, 1994, nonperforming commercial and agricultural loans totaled $10.7 million or .5% of commercial and agricultural loans.

Consumer loans increased 13% to $1.17 billion at December 31, 1994 following increases of 19% in 1993 and 10% in 1992. Bankcard loans increased 9% to $232 million in 1994 due to increases in merchants served and credit cards outstanding. The remainder of the current year increase was primarily attributable to acquisitions completed in 1994. Nonperforming consumer loans totaled $1.0 million at December 31, 1994.

Securities
The securities portfolio is comprised of investment quality, marketable debt securities. Management's goal is to maximize long-term returns while maintaining an acceptable level of risk.

At December 31, 1994, the amortized cost of the securities portfolio totaled $1.74 billion, an increase of $131 million or 8% from December 31, 1993.
The mix of securities changed over this time period as the portfolio was restructured to take advantage of rising interest rates. Variable rate United States Government agency securities increased $145 million and short-term United States Treasury securities increased $82 million in 1994. Mortgage-backed securities declined $55 million as maturing securities were not replaced and additional securities were sold due to unfavorable terms in a rising rate environment.

Debt securities the Corporation has the ability and intent to hold to maturity are reported at cost adjusted for the amortization of premiums and accretion of discounts. The aggregate cost of securities held to maturity at December

(Graphic material omitted, replaces the two graphs presented on this page).

Dollars in billions                      1994            1993            1992           1991           1990
Average deposits                         $6.3            $5.7            $4.5           $3.9           $3.7


Dollars in millions, at December 31,     1994            1993            1992           1991           1990
Nonperforming assets                     $25.8           $28.4           $31.1          $54.0          $39.7

31, 1994 exceeded aggregate market value by $13 million. Securities available for sale may be sold as part of the asset and liability management process and are reported at market value. Unrealized gains or losses related to the adjustment of these securities to market value are recorded net of tax as a component of shareholders' equity. At December 31, 1994, the cost of securities available for sale exceeded market value by $21 million.

Sources of Funds
Earning assets are funded primarily by deposits acquired locally within the Corporation's four-state market area. Deposits increased $874 million or 15% to $6.81 billion at December 31, 1994 following increases of 5% in 1993 and 39% in 1992. Approximately $355 million of the 1994 increase was attributable to acquisitions. The increase in 1992 included the effect of the Washington acquisition.

Core deposits include all domestic deposits except time certificates $100 thousand and over and are the primary funding source of earning assets. Growth in core deposits of $523 million or 10% to $6 billion accounted for most of the deposit increase in 1994. Core deposits represent stable funds from local customers and funded 76% of earning assets at year-end 1994, a very high level compared to industry averages. Time certificates $100 thousand and over increased $351 million or 75% to $822 million at December 31, 1994.
The increase occurred as depositors reduced liquid investments to take advantage ofhigher interest rates.

Average total short-term borrowings as a percent of average earning assets declined to 11% in 1994 from 13% in 1993 and 14% in 1992. Other short-term borrowings include United States Treasury borrowings, Federal Home Loan Bank borrowings and commercial paper. United States Treasury borrowings declined at December 31, 1994 compared to a year ago as less funds were available through the United States Treasury Tax and Loan Note Option Program. These borrowings were replaced by Federal funds purchased, an alternative short-term source of funds.

Long-term debt was $253 million at December 31, 1994, an increase of $137 million or 117% from December 31, 1993 due to an increase in Federal Home Loan Bank borrowings. The Federal Home Loan Bank provides ready access to a stable, low cost source of long-term advances secured by certain loans and investment securities. At December 31, 1994, four banking subsidiaries were members of the Federal Home Loan Bank and advances totaled $178 million.

Asset and Liability Management
Assets and liabilities are managed to maximize long-term shareholder returns by optimizing net interest income within the constraints of maintaining high credit quality, conservative interest rate risk policies and prudent levels of leverage and liquidity. The Asset and Liability Committee meets regularly to monitor the composition of the balance sheet, to assess current and projected interest rate trends and to formulate strategies consistent with established objectives for liquidity, interest rate risk and capital adequacy.

Liquidity
The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. Cash flows from operations contribute significantly to liquidity. Borrowing represents an important and manageable source of liquidity based on the Corporation's ability to raise new funds and renew maturing liabilities in a variety of markets. Liquidity is also obtained by maintaining assets that are readily convertible to cash at minimal cost through maturities and sales. Contingency plans exist and could be implemented on a timely basis to minimize the risk associated with dramatic changes in market conditions.

Deposits generated through the Corporation's extensive retail branch network are an important source of liquidity. Deposits increased at a five-year annual compound growth rate of 14%. Core deposits, comprised of time certificates under $100 thousand and local market transaction and savings accounts, are highly reliable sources of funds. At December 31, 1994, core deposits funded 76% of earnings assets. The Corporation is able to attract brokered deposits from outside its market area but does not rely on the deposits as a source of funds. At December 31, 1994, brokered deposits totaled $68 million and funded only 1% of earning assets.

Securities available for sale totaled $1.14 billion at December 31, 1994 and represented a highly accessible source of liquidity. Held to maturity securities will provide liquidity through maturities of $33 million in 1995.

Liquidity is also available through a variety of domestic money and capital markets. Short-term borrowings provide a consistent source of funding and are comprised primarily of securities sold under agreements to repurchase,

United States Treasury borrowings and Federal funds purchased. Additional amounts of short-term funds are readily available in the form of commercial paper and bank notes. At December 31, 1994, the Corporation had no outstanding balances from either of these fund sources. Back-up sources of liquidity are provided by credit lines available to West One Bancorp. Bank subsidiaries in Idaho, Washington, Oregon and Utah have ready access to liquidity and matched funding from the Federal Home Loan Bank of Seattle. Additional liquidity is available through borrowings from the Federal Reserve Bank of San Francisco.

The Corporation's investment grade ratings by Moody's and Standard and Poor's provide flexibility in meeting liquidity requirements through access to national markets. Thomson BankWatch's issuer rating for West One Bancorp is "B" and the short-term ratings of the Corporation and West One Bank, Idaho are "TBW-1," the highest rating available.

Asset liquidity also arises from loan repayments. At December 31, 1994, scheduled principal payments due within one year were $2.18 billion or 36% of loans. A majority of residential mortgage loan production is sold, contributing to overall liquidity. In addition, portions of the residential mortgage, consumer and credit card loan portfolios could be securitized and sold to generate liquid assets.

Short-term investments averaged $65 million in 1994 and consisted of interest bearing deposits, Federal funds sold and securities purchased under agreements to resell. The investments provide flexibility in balancing the fluctuating volume requirements of customers with the Corporation's daily funding capacity.

In 1995, $40 million of long-term debt matures. The debt obligations will be met through internally generated cash and additional external financing. Aggregate long-term debt maturities over the next five years total $201 million. The liquidity requirements of West One Bancorp, primarily for dividends to shareholders, retirement of debt and other corporate purposes, are met principally through fees and regular dividends from subsidiaries. Banking subsidiaries may declare dividends to West One Bancorp in 1995 up to $170 million plus 1995 net income to the date of dividend declaration.

Interest Rate Risk
Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to control interest rate risk and to ensure predictable and consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations to evaluate volatility under varying interest rate, spread and volume assumptions. The risk is quantified and compared against risk tolerance levels designed to maintain stability in net interest income. Sensitivity analysis indicated that the Corporation was slightly liability sensitive and within established tolerance limits at December 31, 1994.

The Asset and Liability Maturity Repricing Schedule on the following page depicts variable rate instruments in the time period the balances are eligible for repricing and fixed rate instruments according to repayment schedules. The analysis provides a general measure of interest rate risk but does not address complexities such as prepayment risk, interest rate dynamics, interperiod sensitivities, interest rate floors and ceilings imposed on financial instruments, interest rate swaps and customers' responses to interest rate changes.

The Corporation's financial objectives are achieved by focusing on core business operations rather than by speculating on the direction and magnitude of interest rate fluctuations. Exposure to adverse changes in interest rates arising in the normal course of business is managed through the occasional use of off-balance sheet instruments such as interest rate swaps. At December 31, 1994, the total notional value of all interest rate swap contracts outstanding was $535 million. The interest rate swaps hedge interest rate risks associated with certain prime-related assets and supporting deposits and are an integral part of the Corporation's interest rate risk management strategy.

Asset Quality
The provision for credit losses is the expense incurred to maintain an adequate allowance for anticipated credit losses. Actual credit losses, net of recoveries of previously charged-off loans, are charged directly against the allowance. The allowance for credit losses reflects management's current estimate of the amount required to absorb losses on existing loans and commitments to extend credit. The determination of the appropriate level of the allowance is based on an analysis of various factors including historical loss experience based on volumes and types of loans; volumes and trends in delinquencies and nonaccruals; trends in portfolio volume, maturity and composition; results of internal or independent external credit reviews; industrial and geographical concentrations; and anticipated economic conditions.

ASSET AND LIABILITY MATURITY REPRICING SCHEDULE
					  Within    Three    Six To     One To   Five To    Over
					   Three    To Six   Twelve      Five      Ten       Ten
Dollars in millions at December 31, 1994  Months    Months   Months     Years     Years     Years    Total
Loans                                      $3,342     $321      $478     $1,167     $422      $335   $6,065
Securities:
   Available for sale                         430       75        88        460       38        49    1,140
   Held to maturity                             4        8        21        228      292        28      581
Short-term investments                        106       --         7         --       --        --      113
Nonearning assets                              --       --        --         --       --       894      894

Total assets                                3,882      404       594      1,855      752     1,306    8,793

Deposits:
   Interest bearing demand                    750       --        --         --       --        --      750
   Regular and money market savings         2,087       --        --         --       --        --    2,087
   Time certificates under $100,000           523      260       232        667       72         1    1,755
   Time certificates $100,000 and over        503      126        79        102       11         1      822
Short-term borrowings                         897       26         3         --       --        --      926
Long-term debt                                187        6         3          5        2        50      253
Noninterest bearing liabilities
   and shareholders' equity                    --       --        --         --       --     2,200    2,200

Total liabilities and
   shareholders' equity                     4,947      418       317        774       85     2,252    8,793

Net interest rate sensitivity gap         $(1,065)    $(14)     $277     $1,081     $667     $(946)  $   --

Each affiliate regularly evaluates its allowance for credit losses. Adequacy of the allowance is subject to quarterly review by an executive committee and the audit committee of the Board of Directors. Based on this analysis, management considers the allowance for credit losses to be adequate.

The Corporation's asset quality ratios ranked among the best in the industry in 1994 and 1993. Net charge-offs were $10.2 million or .18% of average loans in 1994 compared to $7.1 million or .14% of average loans in 1993. In 1992, net charge-offs totaled $9.8 million or .26% of average loans.

Nonperforming assets declined 9% to $26 million at December 31, 1994 from $28 million at year-end 1993. At December 31, 1992, nonperforming assets were $31 million. As a percent of total assets, nonperforming assets were .29% at December 31, 1994 compared to .37% a year ago and .44% at December 31, 1992. Other credit risk assets include loans with serious concern, defined as loans classified as doubtful but accruing interest, and accruing loans past due 90 days or more. At December 31, 1994, other credit risk assets, a precursor of problem loans, declined 74% to $1.3 million compared to $4.9 million a year ago. At December 31, 1992, other credit risk assets totaled $6.6 million.

The provision for credit losses was $13.3 million in 1994 compared to $13.4 million in 1993. In 1992, the provision for credit losses was $14.3 million. The allowance for credit losses was $82 million at December 31, 1994, a 9% increase from $75 million a year ago. At December 31, 1992, the allowance for credit losses was $68 million. The allowance for credit losses represented 1.35% of total loans at December 31, 1994 compared to 1.40% and 1.51% at year-ends 1993 and 1992, respectively. The allowance for credit losses covered 412% of nonperforming loans at December 31, 1994.

Credit Risk
The Corporation's credit policies are designed to minimize losses. The policies require extensive evaluation of new requests for credit and continuing review of existing credits to ensure early identification and monitoring of any evidence of deteriorating loan quality and quantification of possible loss. A loan is placed on nonaccrual status when all or a portion of the interest is deemed uncollectible.

Management believes that loan loss is best prevented by accurate initial assessment of new borrower risk, ongoing comprehensive review of the existing loan portfolio and immediate action once a problem becomes apparent. Credit policies are consistent with this philosophy. The Corporation employs a rigorous risk identification and problem loan management process combining the longtime practice of assigning responsibility to front line lenders for timely and accurate risk grading of loans with an effective problem loan early warning system administered through the Credit Examination Department. Once identified, deteriorating loans are placed on the Watch List where they are subject to frequent and in-depth management review. Credit risk management also includes pricing of loans to cover future credit losses, funding costs and servicing costs, and to allow for a profit margin.

The Corporation's objective is to maintain a loan portfolio that is diverse in terms of the types of loans and borrowers, industry concentration and geographic distribution in an effort to minimize the adverse impact of individual events. At December 31, 1994, 46% of the Corporation's loans were in Idaho compared to 81% in 1985. Expansion in the states of Washington and Oregon has resulted in a significant improvement in the geographic


CREDIT RISK ASSETS
Dollars in thousands                               1994       1993        1992       1991       1990
Nonperforming assets at December 31
Nonaccrual loans                                $19,597    $23,732     $20,966    $41,862    $31,423
Restructured loans                                  240        357         396        539        404
Other real estate owned                           5,962      4,312       9,739     11,570      7,872
Total                                           $25,799    $28,401     $31,101    $53,971    $39,699

Other credit risk assets at December 31
Loans with serious concern                        $  57    $ 1,905     $ 4,182    $ 4,775    $ 4,133
Accruing loans past due
   90 days or more                                1,218      2,991       2,379      2,825      4,139

Allowance and provision
   for credit losses
Allowance for credit losses                      81,757     74,923      68,243     53,048     47,823
Net charge-offs                                  10,227      7,053       9,821     24,455     13,600
Provision for credit losses                      13,278     13,383      14,308     29,680     11,668

Ratios
Nonperforming assets to loans
   and other real estate owned                      .42 %      .53 %       .68 %     1.54 %     1.20
Nonperforming assets to
   shareholders' equity and
   allowance for credit losses                     3.23       4.07        5.57      12.85      10.43
Nonperforming assets to
   total assets                                     .29        .37         .44       1.00        .80
Allowance for credit losses to
   total loans                                     1.35       1.40        1.51       1.52       1.45
Allowance for credit losses to
   nonperforming loans                           412.14     311.03      319.46     125.11     150.26
Net charge-offs to average loans                    .18        .14         .26        .73        .44

diversification of the loan portfolio. The Corporation's market area has experienced some of the strongest economic conditions in the nation in recent years and the outlook continues to be favorable. Economic conditions impact credit risk, however, and customers may be adversely impacted by a downturn in the national economy.

Real estate loans accounted for 42% of total loans at December 31, 1994, significantly below industry averages. Commercial loans, the second largest loan category, accounted for 29% of loans and included no significant industry concentrations.

Agricultural and related loans represented the largest single industry concentration in the loan portfolio, accounting for 7% of total loans at December 31, 1994. The agricultural portfolio includes loans for diverse crops, beef and dairy cattle, food processing, nursery stock, fisheries and equipment. The average balance per commercial and agricultural loan was $92 thousand at December 31, 1994.

Foreign loans totaled $21 million or .35% of total loans at December 31, 1994. At year-end 1994, agreements to extend credit totaled $2.86 billion compared to $2.26 billion and $1.56 billion at year-ends 1993 and 1992, respectively.

Noninterest Income
Noninterest income includes revenue generated by fees, commissions and service charges to compensate for banking products and services. Noninterest income increased $10.9 million or 11% to $113.4 million in 1994 following increases of 23% in 1993 and 15% in 1992. Excluding securities gains and losses, noninterest income increased 12% in 1994. Bankcard income improved in 1994 as the number of merchants served and credit cards outstanding increased 15% and 20%, respectively. Real estate servicing fees also improved in 1994 as loans serviced increased 34% to $3 billion. The settlement of prior years' tax litigation resulted in $1.9 million of interest income from Federal income tax receivables. The five-year compound growth rate for noninterest income, excluding securities gains and losses, was 17%, exceeding the five-year compound growth rate of 13% for assets.

Noninterest Expense
Noninterest expense increased 8% to $294.7 million in 1994 compared with increases of 26% and 18% in 1993 and 1992, respectively. Excluding the impact of 1994 acquisitions, noninterest expense increased 6% in 1994. The current year increase included the costs of staffing and operating three new branches in Idaho and Utah, the opening of six branches in supermarkets in Washington and Idaho, and technology.

Noninterest expense as a percent of average earning assets improved to 4.03% in 1994 from 4.12% in 1993, comparing very favorably to industry averages. The efficiency ratio improved to 61.78% in 1994 from 64.20% in 1993. Management is committed to improving earnings through the efficient allocation of human and technological resources. These efforts included establishing an automated telephone voice response system providing immediate customer service seven days a week, 24 hours a day, in 1993. The service currently averages 20,000 calls per day and resulted in staff reductions in retail branches. Successful implementation of a loan-by-phone product and a debit/point-of-sale card have also contributed to increased efficiency.

Income Taxes
Income tax planning plays a significant role in the maximization of long-term, after-tax profitability. Income tax expense and the effective tax rate are impacted by the mix of taxable versus tax-exempt income from investment securities and loans.

The effective income tax rate was 29.9% in 1994 compared to 31.0% in 1993 and 30.6% in 1992. Note 14 to the financial statements reconciles the effective income tax rates to the Federal statutory rates.

Graphic Material Omitted
   A map of the Western United States depicting our four-state market area of Idaho, Washington, Oregon and Utah and highlighting our branch locations within these four states.

QUARTERLY FINANCIAL DATA (UNAUDITED)
Dollars in thousands, except per share data   Fourth     Third    Second     First
1994
Interest income                             $155,764  $145,279  $135,957  $125,986
Interest expense                              66,531    57,993    51,353    45,484
Net interest income                           89,233    87,286    84,604    80,502
Provision for credit losses                    2,456     3,046     3,787     3,989
Net interest income after provision
   for credit losses                          86,777    84,240    80,817    76,513
Noninterest income                            28,649    28,395    30,122    26,280
Noninterest expense                           76,875    74,497    72,847    70,473
Income before taxes                           38,551    38,138    38,092    32,320
Provision for income taxes                    11,279    11,077    12,169     9,405
Net income                                   $27,272   $27,061   $25,923   $22,915

Primary earnings per share                      $.75      $.76      $.73      $.65
Fully diluted earnings per share                 .71       .72       .69       .62
Net interest margin                            4.88%     4.96%     4.98%     5.00%

1993
Interest income                             $127,442  $126,640  $123,823  $119,420
Interest expense                              46,713    48,169    49,018    49,535
Net interest income                           80,729    78,471    74,805    69,885
Provision for credit losses                    2,983     3,894     3,414     3,092
Net interest income after provision
    for credit losses                         77,746    74,577    71,391    66,793
Noninterest income                            27,484    26,508    25,362    23,155
Noninterest expense                           73,401    68,873    66,063    64,101
Income before taxes                           31,829    32,212    30,690    25,847
Provision for income taxes                     9,396    10,437     9,876     7,682
Net income                                   $22,433   $21,775   $20,814   $18,165

Primary earnings per share                      $.66      $.65      $.63      $.55
Fully diluted earnings per share                 .63       .62       .60       .53
Net interest margin                            4.96%     4.92%     4.82%     4.79%

CONSOLIDATED BALANCE SHEETS
Dollars in thousands at December 31,                                  1994              1993
Assets
Cash and due from banks                                           $632,577          $450,384
Federal funds sold, securities purchased under
   agreements to resell and other                                  112,516            14,654
Securities:
   Available for sale                                            1,139,765         1,060,650
   Held to maturity - market value of $568,488 and $595,146        581,155           565,165
Total securities                                                 1,720,920         1,625,815
Loans - net of unearned income
   of $38,086 and $40,244:
   Real estate                                                   2,526,475         2,150,835
   Commercial and agricultural                                   2,205,459         1,996,865
   Consumer                                                      1,172,616         1,038,678
   Leases                                                          160,873           168,119
Total loans                                                      6,065,423         5,354,497
Allowance for credit losses                                        (81,757)          (74,923)
Net loans                                                        5,983,666         5,279,574
Premises and equipment                                             128,506           122,828
Interest receivable                                                 66,605            50,141
Other assets                                                       147,909           127,957
Total assets                                                    $8,792,699        $7,671,353

				       -32-

Dollars in thousands at December 31,                                   1994              1993
Liabilities
Deposits:
   Noninterest bearing                                          $1,397,843        $1,260,869
   Interest bearing demand                                         749,755           729,247
   Regular and money market savings                              2,086,718         1,971,211
   Time certificates under $100,000                              1,755,013         1,505,177
   Time certificates $100,000 and over                             821,553           470,543
Total deposits                                                   6,810,882         5,937,047
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase                               804,161           568,295
   Other                                                           122,153           330,609
Long-term debt                                                     253,073           116,460
Other liabilities                                                   86,661            95,376
Total liabilities                                                8,076,930         7,047,787

Commitments and contingencies (Note 9)

Shareholders' equity
Common stock - $1.00 par value; 75,000,000 shares authorized;
   36,745,368 and 34,718,731 shares outstanding                     36,745            34,719
Capital surplus                                                    327,879           304,413
Retained earnings                                                  364,041           275,351
Unrealized gain (loss) on securities, net of tax                   (12,896)            9,083
Total shareholders' equity                                         715,769           623,566
Total liabilities and shareholders' equity                      $8,792,699        $7,671,353

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF INCOME
Dollars in thousands except per share data, for the year ended  December 31,      1994            1993             1992
Interest income
Loans                                                                         $471,971        $402,550         $338,290
Short-term investments                                                           3,000           1,371            8,278
Interest and dividends on securities:
   United States Treasury and Government agencies                               33,331          31,172           35,711
   State and municipal bonds                                                    30,147          25,056           15,392
   Mortgage-backed securities                                                   15,233          21,842           21,971
   Other                                                                         9,304          15,334           14,146
Total interest income                                                          562,986         497,325          433,788

Interest expense
Deposits                                                                       179,639         160,076          160,138
Federal funds purchased and securities sold
   under agreements to repurchase                                               22,185          18,592           20,995
Other short-term borrowings                                                     10,390           6,543            3,911
Long-term debt                                                                   9,147           8,224           10,046
Total interest expense                                                         221,361         193,435          195,090
Net interest income                                                            341,625         303,890          238,698
Provision for credit losses                                                     13,278          13,383           14,308
Net interest income after
   provision for credit losses                                                 328,347         290,507          224,390

Noninterest income
Trust fees and commissions                                                      14,201          13,627           11,819
Service charges on deposit accounts                                             39,536          36,588           30,882
Other service charges, fees and commissions                                     48,785          41,079           30,569
Other                                                                           11,991          10,720            8,501
Securities gains (losses)                                                       (1,067)            495            1,690
Total noninterest income                                                       113,446         102,509           83,461

Noninterest expense
Salaries and employee benefits                                                 142,512         128,886          104,024
Other                                                                          152,180         143,552          112,500
Total noninterest expense                                                      294,692         272,438          216,524
Income before taxes                                                            147,101         120,578           91,327
Provision for income taxes                                                      43,930          37,391           27,955
Net income                                                                    $103,171         $83,187          $63,372

Primary earnings per share                                                       $2.88           $2.50            $2.09
Fully diluted earnings per share                                                  2.74            2.38             1.98

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
											       Unrealized
											       Securities
							 Common      Capital       Retained          Gain
Dollars in thousands except per share data                Stock      Surplus       Earnings        (Loss)        Total
Balance at December 31, 1991                            $28,062     $173,823       $165,163     $     -       $367,048
Net income                                                   -            -          63,372           -         63,372
Cash dividends declared -
   $.675 per share                                           -            -         (20,983)          -        (20,983)
Issuance of common stock -
   3,375,062 shares                                       3,375       66,234         (1,687)          -         67,922
   Acquisition -
      913,694 shares                                        914        8,758          1,982           -         11,654
Tax benefit of stock options exercised                        -          812              -           -            812

Balance at December 31, 1992                             32,351      249,627        207,847           -        489,825
Net income                                                    -            -         83,187           -         83,187
Cash dividends declared -
   $.49 per share                                             -            -        (16,421)          -        (16,421)
Issuance of common stock -
   2,161,317 shares                                       2,162       52,300            (86)          -         54,376
   Acquisition -
      206,254 shares                                        206        2,011            824            -         3,041
Tax benefit of stock options exercised                        -          475              -            -           475
Unrealized gain on securities, net of tax                     -            -              -        9,083         9,083

Balance at December 31, 1993                             34,719      304,413        275,351        9,083       623,566
Net income                                                    -            -        103,171            -       103,171
Cash dividends declared -
   $.76 per share                                             -            -        (27,094)           -       (27,094)
Issuance of common stock -
   381,039 shares                                           381        7,488              -            -         7,869
   Acquisitions -
      1,639,687 shares                                    1,639       14,543         12,613        (1,048)      27,747
   Conversion of subordinated debentures -
      5,911 shares                                            6          103              -            -           109
Tax benefit of stock options exercised                        -        1,332              -            -         1,332
Unrealized loss on securities, net of tax                     -            -              -      (20,931)      (20,931)
Balance at December 31, 1994                            $36,745     $327,879       $364,041     $(12,896)     $715,769

The accompanying notes are an integral part of the financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in thousands for the year ended December 31,                 1994          1993           1992
Cash flows from operating activities
Net income                                                        $103,171       $83,187         $63,372
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for credit losses                                       13,278        13,383          14,308
   Depreciation of premises and equipment                            16,446        15,619          11,451
   Amortization and accretion of premiums
      and discounts                                                  11,409        14,013           9,479
   Amortization of intangible and other assets                       11,743        12,741           8,547
   Originations of real estate loans held for sale                 (274,119)     (486,205)       (304,612)
   Proceeds from real estate and other loans sold                   291,068       421,141         309,249
   Net gain on sale of real estate loans                             (3,258)       (1,931)         (4,756)
   Net (gain) loss on sale of securities                              1,067          (495)         (1,690)
   Purchase of trading account securities                          (101,905)      (37,550)        (95,266)
   Sale of trading account securities                               102,578        38,087         104,315
Changes in assets and liabilities, net of effect of acquisitions:
   Interest receivable                                              (14,166)         (156)          3,779
   Other assets                                                      (7,428)      (10,775)         (7,027)
   Other liabilities                                                    577         7,557           4,290
Net cash provided by operating activities                           150,461        68,616         115,439

Cash flows from investing activities
Change in short-term investments,
    maturities less than 90 days                                    (91,324)      177,186           4,776
Purchase of securities available for sale                          (609,658)     (141,903)             -
Maturity of securities available for sale                           309,419       112,007              -
Sale of securities available for sale                               264,278        82,043              -
Purchase of securities held to maturity                             (64,138)     (453,933)     (1,102,479)
Maturity of securities held to maturity                              46,184       448,916         531,152
Sale of investment securities                                             -           704         157,988
Change in net loans and leases                                     (618,648)     (746,376)       (139,251)
Purchase of premises and equipment                                  (15,431)      (16,946)        (14,162)
Sale of premises and equipment                                          346         1,034             677
Additions to intangible assets                                       (9,556)       (6,979)         (9,455)
Sale of other real estate owned                                       8,861         9,712          10,960
Cash provided by acquisitions                                       176,918         2,019         370,159
Net cash used by investing activities                              (602,749)     (532,516)       (189,635)

				       -36-

Dollars in thousands for the year ended December 31,                 1994          1993           1992
Cash flows from financing activities
Change in deposits                                                  495,063       268,448         249,910
Change in short-term borrowings,
   maturities less than 90 days                                      33,103        59,305          12,721
Proceeds from short-term borrowings                                  41,107       128,283         164,795
Payments on short-term borrowings                                   (48,611)     (100,605)       (197,406)
Additions to long-term debt                                         145,000        27,500           5,474
Payments on long-term debt                                          (14,385)      (28,943)         (4,501)
Proceeds from issuance of common stock                                8,463        54,526          67,922
Cash dividends paid                                                 (25,259)      (19,392)        (15,130)
Net cash provided by financing activities                           634,481       389,122         283,785

Net increase (decrease) in cash and due from banks                  182,193       (74,778)        209,589
Cash and due from banks - January 1                                 450,384       525,162         315,573
Cash and due from banks - December 31                              $632,577      $450,384        $525,162

Supplemental  information
Interest paid                                                      $213,749      $195,094        $198,752
Income taxes paid                                                    50,159        36,000          19,629
Noncash transactions
Reclassification of securities available for sale                        -        939,254         160,989
Securities purchased not settled                                         -          3,761              -
Loans held for sale transferred to the loan portfolio                32,799        41,457          14,518
Loan charge-offs                                                     18,999        16,156          19,445
Transfer of loans to other real estate owned                         10,318         4,295           9,177
Additions to core deposit intangibles                                    -             -            8,188
Capital lease for computer equipment                                     -             -           10,857
Termination of capital lease for computer equipment                      -             -            6,460
Tax benefit of stock options exercised                                1,332           475             812
Dividends declared not paid                                           8,084         6,249           9,220
Acquisitions:
   Securities and short-term investments                             94,693        11,792          31,807
   Net loans                                                        122,266        21,469         913,432
   Premises and equipment                                             7,045           612          24,631
   Intangible assets                                                 11,389            -           13,757
   Deposits                                                         378,772        32,260       1,342,021
   Other liabilities, net                                             5,792           591             111
   Equity                                                            27,747         3,041          11,654

The accompanying notes are an integral part of the financial statements.

				       -37-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of West One Bancorp and its subsidiaries (West One) conform with generally accepted accounting principles and general practice in the banking industry.

Principles of Consolidation
The consolidated financial statements include the accounts of West One with elimination of material intercompany transactions and balances. The Parent Company only financial statements (Note 16) reflect investment in subsidiaries using the equity basis of accounting. Certain reclassifications have been made to prior year financial statements to conform to the 1994 presentation. Assets owned by others and held in a fiduciary or agency capacity by subsidiaries are not included in the consolidated balance sheets.

Securities
On December 31, 1993, West One adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale and trading account securities are stated at market value. Gains and losses on sale of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in noninterest income. Net unrealized gains and losses on securities available for sale are included, net of tax, as a component of shareholders' equity.

Loans
Loans and leases are stated at the principal amount outstanding, net of unearned income. Interest on loans is recognized as income based on the outstanding principal and the stated interest rates as adjusted for net deferred loan fees, premiums and discounts. Loan origination fees and costs are deferred and recognized as income on the interest method over the life of the loans. Lease income, primarily from financing leases, is recognized on the interest method. Recognition of interest income is discontinued and all accrued, unpaid interest is reversed when a loan is placed on nonaccrual status. A loan or lease is placed on nonaccrual status when timely collection of interest becomes doubtful. Interest payments received on nonaccrual loans and leases are applied to principal if collection of principal is doubtful or reflected as interest income on a cash basis. Loans and leases are removed from nonaccrual status when they are current and collectibility of principal and interest is no longer doubtful. Loans held for sale are stated at the lower of cost or market.

Allowance for Credit Losses
The allowance for credit losses is maintained at a level considered adequate by management to provide for losses inherent in the portfolio of loans, leases and commitments to extend credit. Loans sold with servicing released have technical underwriting exception and repurchase risks. Any loans repurchased are considered in the determination of the adequacy of the allowance for credit losses. The estimate of additions to the allowance for credit losses, and resulting charge to expense, requires judgment in evaluating the borrower's management, financial position, cash flow, collateral values and guarantees, as well as projection of the outcome of future events. The continuing adequacy of the allowance for credit losses is determined based upon the results of a credit classification system, internal and external credit examinations, historic experience, economic conditions, industry concentrations, elements of risk and other loss factors affecting the quality of the loan portfolio.

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

Other Assets
Other assets include goodwill and core deposit intangibles and are stated at cost, net of amortization provided on straight-line and level interest methods over useful lives ranging up to 25 years. Purchased mortgage servicing rights are stated at cost, net of amortization based on the income method and prepayment assumptions.

Earnings per Share
Primary and fully diluted earnings per share are computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options, if dilutive. Fully diluted earnings per share assumes conversion of the convertible debentures, if dilutive.

New Pronouncements
The Financial Accounting Standards Board has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," SFAS No. 116, "Accounting for Contributions Received and Contributions Made" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," effective for years beginning after December 15, 1994. None of these statements is expected to have a material effect on West One.


NOTE 2. ACQUISITIONS

West One acquired the financial institutions listed below in transactions accounted for as poolings of interests. The acquisitions were not material to West One's financial position, results of operations and cash flows and prior year financial statements have not been restated.


Dollars in thousands
						    Year-to-date     Year-to-date    Total assets          Number of
						     revenues at    net income at              at           West One
Entity Acquired              Acquisition Date        acquisition      acquisition     acquisition             shares
							    date             date            date          exchanged
National Security Bank       November 1994                $9,595           $1,701        $131,662          1,101,832
Valley Commercial Bank       September 1994                2,803              255          63,576            404,523
Idaho State Bank             January 1994                     -                -           47,949            133,332
Ben Franklin National Bank   May 1993                      2,171               (6)         36,531            206,254
Yakima Valley Bank           October 1992                  8,527              895         119,493            913,694

West One acquired ten Far West Federal Savings Bank branches in Oregon from Resolution Trust Corporation in April 1994. The transaction included the receipt of $159,814 in cash, $2,257 of premises and equipment, $11,249 of intangible assets, and the assumption of $173,320 of deposits and other liabilities. The transaction was accounted for as a purchase of certain assets and assumption of certain liabilities.

In September 1992, West One purchased 38 branches and seven specialty offices in the Puget Sound region of Washington from Security Pacific Corporation. The transaction included the receipt of $315 million of cash, the purchase of approximately $837 million of loans, $21 million of premises and equipment, $21 million of intangible and other assets and the assumption of approximately $1.2 billion of deposits. In July 1992, West One purchased three branches of Bank of America, Oregon. The transaction included the receipt of $45 million of cash, the purchase of approximately $1 million of loans, $1 million of premises and equipment, $1 million of intangible and other assets and the assumption of $48 million of deposits and other liabilities. Both of these transactions were accounted for as purchases of certain assets and assumptions of certain liabilities.

NOTE 3.     SECURITIES
										 Gross          Gross      Estimated
							      Amortized     unrealized     unrealized         market
Dollars in thousands                                               cost          gains         losses          value
1994
AVAILABLE FOR SALE
United States Treasury securities                              $371,139             $5        $(8,774)      $362,370
United States Government agencies                               389,355          4,498         (2,186)       391,667
Mortgage-backed securities                                      240,916            107        (13,550)       227,473
Other                                                           159,429             88         (1,262)       158,255
Total available for sale                                      1,160,839          4,698        (25,772)     1,139,765

HELD TO MATURITY
State and municipal bonds                                       581,155          4,958        (17,625)       568,488
Total securities                                             $1,741,994         $9,656       $(43,397)    $1,708,253

1993
AVAILABLE FOR SALE
United States Treasury securities                              $289,428         $2,706           $(56)      $292,078
United States Government agencies                               255,686          5,898            (97)       261,487
Mortgage-backed securities                                      295,421          3,592           (318)       298,695
Other                                                           205,228          3,187            (25)       208,390
Total available for sale                                      1,045,763         15,383           (496)     1,060,650

HELD TO MATURITY
State and municipal bonds                                       565,165         32,723         (2,742)       595,146
Total securities                                             $1,610,928        $48,106        $(3,238)    $1,655,796

Gross gains of $521 and gross losses of $1,588 were realized on 1994 sales. Gross gains of $678 and gross losses of $183 were realized on 1993 sales. Securities having book values of $1,409,755 and $1,342,023 at December 31, 1994 and 1993, respectively, were pledged as collateral for public and trust deposits, United States Treasury borrowings and securities sold under agreements to repurchase.

Contractual maturities of securities at December 31, 1994 follow. Average yields are based on expected returns on cost and average lives for mortgage-backed securities.

				       Within        One to           Five          After
					  one          five         to ten            ten         Serial
					 year         years          years          years     maturities         Total
Available for sale
United States:
   Treasury securities              $118,757      $243,613       $      -       $      -      $       -       $362,370
   Government agencies                22,762        49,012         50,579        269,314              -        391,667
Mortgage-backed securities                 -             -              -              -        227,473        227,473
Other                                 34,716        49,891         18,067         55,581              -        158,255
Total market value                   176,235       342,516         68,646        324,895        227,473      1,139,765
Total amortized cost                 177,184       352,263         68,706        321,771        240,915      1,160,839
Average yield                           5.68%         5.58%          7.53%          6.58%          6.75%         6.23%

Held to maturity
State and municipal bonds at cost    $33,215      $228,176       $291,653        $28,111              -       $581,155
Total market value                    33,241       225,494        282,561         27,192              -        568,488
Average yield                           5.22%         5.53%          5.50%          6.25%             -          5.53%

				       -41-

NOTE 4.  ALLOWANCE FOR CREDIT LOSSES
Dollars in thousands                                                     1994          1993         1992
Balance at January 1                                                  $74,923       $68,243      $53,048
Loan charge-offs
Real estate                                                               379         1,141        1,292
Commercial and agricultural                                             5,286         4,804        8,111
Consumer                                                               13,164         9,802        9,597
Leases                                                                    170           409          445
Total charge-offs                                                      18,999        16,156       19,445

Loan recoveries
Real estate                                                               366           468          421
Commercial and agricultural                                             3,559         4,496        4,298
Consumer                                                                4,740         3,970        4,641
Leases                                                                    107           169          264
Total recoveries                                                        8,772         9,103        9,624

Net charge-offs                                                        10,227         7,053        9,821

Provision for credit losses                                            13,278        13,383       14,308
Additions from acquisitions                                             3,783           350       10,708

Balance at December 31                                                $81,757       $74,923      $68,243

NOTE 5.  PREMISES AND EQUIPMENT
Dollars in thousands                                                     1994             1993
Land                                                                  $34,687          $33,030
Buildings                                                              93,911           85,040
Furniture and equipment                                                95,138           87,053
Leasehold improvements                                                 13,719           12,103
								      237,455          217,226
Accumulated depreciation and amortization                            (108,949)         (94,398)
Net premises and equipment                                           $128,506         $122,828

				       -42-

Leases of bank premises and equipment generally provide for the payment of taxes, maintenance, insurance and certain other related expenses and contain extension provisions, escalation clauses and purchase options.

Lease expense included in net occupancy and equipment expense was $10,283 in 1994, $10,434 in 1993 and $7,506 in 1992. Occupancy expense was reduced by rental income of $2,088 in 1994, $2,169 in 1993 and $2,283 in 1992.

At December 31, 1994, future minimum lease payments under long-term noncancelable operating leases were $10,377 in 1995, $8,568 in 1996, $7,122 in 1997, $5,458 in 1998, $3,537 in 1999 and $33,565 thereafter. Management expects to renew or replace expiring leases in the normal course of business

NOTE 6.  MORTGAGE BANKING
Dollars in thousands                                1994             1993             1992
REAL ESTATE LOANS ORIGINATED AND SERVICED

Sold with servicing released                    $221,458         $299,690         $304,493
Held for sale                                     28,523           76,625           50,988
Serviced for others                            2,083,452        1,506,612        1,354,599

PURCHASED MORTGAGE SERVICING RIGHTS
Balance at January 1                             $13,797          $10,884           $6,736
Additions                                          9,556            6,969            5,545
Amortization                                      (2,894)          (4,056)          (1,397)

Balance at December 31                           $20,459          $13,797          $10,884


NOTE 7. SHORT-TERM BORROWINGS
						  1994                       1993                        1992
Dollars in thousands                     Amount    Interest rate    Amount    Interest rate      Amount Interest rate
Federal funds purchased and securities
sold under agreements to repurchase
Balance at December 31                 $804,161          5.55 %   $568,295          2.68 %     $668,631       2.75 %
Average                                 576,968          3.85      665,106          2.80        624,864       3.36
Maximum month-end balance               804,161                    735,046                      688,689

Other short-term borrowings
Balance at December 31                  122,153          4.66      330,609          2.68        141,392       2.56
Average                                 254,240          4.09      215,389          3.04        111,179       3.52
Maximum month-end balance               500,547                    434,910                      244,765

The average balance is computed on a daily average method. The average rate is computed by dividing total interest expense by the average outstanding balance.

Other short-term borrowings consist of United States Treasury borrowings and bank notes. Unused lines of credit aggregating $45,000 at December 31, 1994 were maintained with banks in support of commercial paper. The lines bear interest at short-term money market rates, if drawn upon. The lines required commitment fees of $83, $84, and $76 in 1994, 1993 and 1992, respectively.

NOTE 8. LONG-TERM DEBT
Dollars in thousands                                                                     1994              1993
Parent company
Convertible subordinated debentures at 7.75% due 2006,
     interest payable semi-annually                                                        $49,890         $50,000
Convertible subordinated capital notes at 1/4% above the
     three-month LIBOR due 1997, interest payable quarterly                                 20,987          20,983
Capital lease obligations at 10%, payable in monthly installments
     through 1997                                                                            3,754           6,821

Subsidiaries
Federal Home Loan Bank Notes  with interest payable monthly at floating and fixed rates ranging from 3.98% to 7.95% and with principal
     due 1995 through 2004                                                                 178,233          38,029
Other                                                                                          209             627
Total                                                                                     $253,073        $116,460

Scheduled reductions of debt are $40,150 in 1995, $86,379 in 1996, $72,869 in 1997, $815 in 1998, $817 in 1999 and $52,043 thereafter including reductions of Parent Company debt of $3,387 in 1995, $273 in 1996, $21,081 in 1997 and
$49,890 in 2006. The convertible subordinated debentures are convertible into shares of common stock of West One at a conversion price of $18.605 per share, and are callable by West One at a redemption price ranging from 104.650 in 1995 to 100.775 in 2000. The convertible subordinated capital notes may be called and exchanged for common stock, preferred stock or other capital securities at the option of West One. The interest rate on these notes was 6.25% at December 31, 1994 and 5.25% at December 31, 1993. The debt agreements limit indebtedness and sale of subsidiaries' stock.

NOTE 9. COMMITMENTS AND CONTINGENCIES

West One is a party to certain financial instruments to meet the financing needs of customers and to reduce exposure to interest rate risk. The following is a summary of the contract or notional amount of these financial instruments, all of which were held or issued for purposes other than trading, as of December 31.

Dollars in thousands                                            1994         1993
Financial instruments with credit risk
   up to contract amounts (a)
Commitments to extend credit                              $2,858,143   $2,260,507
Standby letters of credit                                    177,349      188,029
Commercial letters of credit                                  30,353       25,527

Financial instruments with credit risk less
   than contract or notional amounts
Mortgage-backed security contracts (b):
   Forward sales                                               6,500       32,500
   Purchased options                                           2,000        9,000
Notional value of interest rate swaps (b):                   534,556            -
Foreign exchange contracts (c):
   Commitments to purchase                                     3,492        5,422
   Commitments to sell                                         7,608        1,500

 (a) Commitments to extend credit have fixed maturity dates and represent West One's obligations to fund commercial and real estate loans, including home equity lines, lines of credit, revolving lines of credit and other types of commitments. Letters of credit are performance assurances of customer obligations or guarantees of financing for trade transactions. West One's exposure to credit loss for commitments to extend credit and letters of credit, in the event of nonperformance by others, is represented by the contractual amount of the instruments. Since many commitments to extend credit are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. West One follows the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Collateral varies, but may include accounts receivable, inventory, premises and equipment and commercial properties. West One's lending activities are concentrated in Idaho, Washington, Oregon and Utah.

(b) The forward sales and purchased options are contracts to buy or sell mortgage-backed securities to hedge interest rate risk on fixed rate mortgage loan or rate commitments. Net positions are valued at the lower of cost or market. Gains or losses are recognized upon settlement of the forward sale contracts based on the difference between the net sales proceeds and the net carrying value of the loans sold. The option premium paid, which represents loss exposure, is amortized over the life of the option.

Interest rate swaps are principally used to hedge interest rate risks associated with certain loans and deposits and are accounted for on the accrual method of accounting. The principal swap, which matures in 1999, requires payment of prime less 2.535% and receipt of the three month London Interbank Offering Rate (LIBOR) with caps, which increase 25 basis points per quarter, on the notional amount of $500,000.

The credit and market risks associated with forward sale and purchased option contracts and interest rate swaps arise from the possible inability of counterparties to meet the terms of the contracts and from fluctuations in securities' values and interest rates. West One limits credit risk by restricting counterparties to a list of approved institutions. Generally, West One does not require collateral for these types of instruments.

(c) The credit and market risks associated with foreign exchange contracts, which may arise from the counterparty's inability to make payment at the settlement date and fluctuations in value of a foreign currency in relation to the U.S. dollar, were nominal at December 31, 1994 and 1993.

West One is a defendant in various pending lawsuits, arising in the ordinary course of business, none of which are expected to have a material effect on West One's financial position or results of operations.

NOTE 10. SHAREHOLDERS' EQUITY

Authorized capital stock of West One consists of 75,000,000 shares of $1.00 par value common stock and 5,000,000 shares of $1.00 par value preferred stock, of which 150,000 preferred shares are reserved for issuance under the Shareholder Rights Plan.

At December 31, 1994 and 1993 securities available for sale were stated at market and the resulting net after-tax unrealized loss of $12,896 and gain of $9,083, respectively are presented as a component of shareholders' equity.

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

The Rights will become exercisable upon the occurrence of specified events which could result in a change in control of West One or upon the determination by the Board that an Adverse Person (as defined) beneficially owns 10 percent or more of the outstanding common stock. Once the Rights become exercisable, if the Board determines that a person is an Adverse Person or a person becomes the owner of 25 percent or more of the then-outstanding shares of common stock (with certain exceptions), each holder of a Right (other than an Acquiring Person (as defined) or an Adverse Person) will thereafter become entitled to receive, upon payment of the exercise price, common stock (or in certain circumstances other consideration) having a value equal to two times the exercise price or, at the discretion of the Board, to receive common stock (or other consideration) having one-half that value without payment of the exercise price. The Rights are nonvoting, may be redeemed by West One at a price of $.01 per Right at any time until ten business days after an individual or group acquires 20 percent of West One's common stock and expire on October 31, 1999. The issuance of the Rights is intended to encourage any potential acquirer of West One to negotiate the manner and terms of the transaction with the Board and to protect shareholders from unsolicited tender offers which do not treat all shareholders in a fair and equal manner, and from other coercive takeover tactics.

Under shareholder approved incentive programs, the Board of Directors may grant to key employees options to purchase common stock and other stock-based awards. All options are to be granted at market value of the stock at date of grant and may be exercisable over periods up to ten years. The following summary sets forth the activity under the option plan:

				       Option price       Available       Options
				       range per share    for grant   outstanding
December 31, 1991                   $ 6.553  -  17.000    1,887,134       916,994
Granted                              16.688  -  25.250     (289,226)      289,226
Exercised                             6.553  -  14.188             -      (91,806)
December 31, 1992                     6.629  -  25.250    1,597,908     1,114,414
Granted                              23.875  -  28.625     (263,701)      263,701
Exercised                             6.629  -  14.188             -     (125,520)
Canceled                             11.438  -  24.500        5,000        (5,000)
Expired                              11.438  -  12.313       (1,000)           -
December 31, 1993                     6.629  -  28.625    1,338,207     1,247,595
Granted                              24.750  -  32.000     (322,744)      322,744
Exercised                             6.629  -  25.938             -     (177,645)
Canceled                             11.438  -  26.375       32,750       (32,750)
Expired                              11.438  -  13.938       (4,750)           -
December 31, 1994                     8.083  -  32.000    1,043,463     1,359,944


Options excercisable under the plans were 662,319, 599,880 and 516,668 at December 31, 1994, 1993 and 1992, respectively.

NOTE 11:   FAIR VALUE OF FINANCIAL INSTRUMENTS

								    1994                             1993
Dollars in thousands                                         Book          Estimated         Book           Estimated
							    value          fair value       value           fair value
Financial assets
   Cash and short-term investments                         $745,093         $745,093       $465,038           $465,038
   Securities:
      Available for sale                                  1,139,765        1,139,765      1,060,650          1,060,650
      Held to maturity                                      581,155          568,488        565,165            595,146
   Loans, net of leases and allowance for credit losses   5,822,793        5,798,565      5,111,455          5,149,693


Financial liabilities
   Demand and savings deposits                           $4,234,316       $4,234,316     $3,961,327         $3,961,327
   Time certificates of deposit                           2,576,566        2,351,241      1,975,720          1,994,389
   Short-term borrowings                                    926,314          926,314        898,904            898,904
   Long-term debt                                           253,073          272,909        116,460            146,675

Financial assets and financial liabilities other than securities and certain long-term debt of West One are not traded in active markets. Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of West One. The value of long-term relationships with depositors (core deposit intangibles) is not reflected and such value is significant. Changes in the following methodologies and assumptions could significantly affect the estimates.

Financial Assets
The estimated fair value of cash and short-term investments approximates the book value. For securities, the fair value is based on quoted market prices at December 31. The fair value of loans is estimated by discounting future cash flows using current rates at which similar categories of loans would be made, net of the present value of estimated net charge-offs.

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

Off-balance Sheet Financial Instruments
Commitments to extend credit, letters of credit and interest rate swaps represent the principal categories of off-balance sheet financial instruments. See Note 9 to the financial statements. The fair value of West One's commitments to extend credit, letters of credit, forward sale, purchased option and foreign exchange contracts are not material. The interest rate swaps hedge interest rate risks associated with certain prime-related assets and supporting deposits as a part of West One's interest rate risk management strategy. The present value of the interest rate swaps using discounted cash flows and assuming interest rates at December 31, 1994 remain constant is a liability of $4.3 million. Based on implied forward interest rates at December 31, 1994, an exit cost (fair value) of $34.9 million would be incurred to terminate the contracts. These contracts are part of a continuing asset and liability risk management strategy, and West One currently has no intent to exit the contracts.

NOTE 12. EMPLOYEE BENEFITS

West One has a noncontributory defined benefit retirement plan covering substantially all employees. Benefits to retired employees are based on years of service and compensation. West One funds at least the minimum annual contributions required by the Employee Retirement Income Security Act of 1974. Since plan assets exceeded accumulated benefit obligation, no additional funding was made in 1994, 1993 or 1992.

Pension (income) expense included the following components for the year ended December 31:

Dollars in thousands                                                              1994            1993           1992
Service cost                                                                    $3,576          $2,319         $1,819
Interest cost                                                                    4,544           3,788          3,342
Actual return on plan assets                                                     2,455          (4,618)        (4,617)
Deferred loss                                                                   (9,841)         (1,912)        (1,408)
Amortization                                                                      (654)           (725)          (725)
Pension (income) expense                                                           $80         $(1,148)       $(1,589)

The funded status of the plan and pension asset at December 31 consisted of:
										  1994            1993           1992
Actuarial present value of accumulated benefit obligation
Vested                                                                        $(43,396)       $(44,497)      $(27,202)
Nonvested                                                                       (2,663)         (2,891)        (1,592)
Accumulated benefit obligation                                                $(46,059)       $(47,388)      $(28,794)

Plan assets at fair value
U.S. Government securities                                                     $16,321         $16,563        $19,416
Equity securities                                                               38,449          40,199         32,935
Other                                                                           10,133          11,963         12,927
Total                                                                           64,903          68,725         65,278
Projected benefit obligation                                                   (55,566)        (54,489)       (38,030)

Plan assets in excess of projected benefit obligations                           9,337          14,236         27,248
Unrecognized net (gain) loss                                                    11,102           6,892         (6,238)
Unrecognized net transition asset                                               (3,842)         (4,610)        (5,379)
Unrecognized prior service cost                                                    101             260             -
Pension asset                                                                  $16,698         $16,778        $15,631

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

Pension expense for the supplemental retirement plans included the following for the year ended December 31:

										  1994            1993           1992
Supplemental Executive Retirement Plan (SERP)                                     $323            $316           $303
Non-Qualified IRC 415 Benefit Limit Make-Up                                         14              16             51
Executive Deferred Compensation Pension Make-Up                                     77              38             26
Total supplemental pension expense                                                $414            $370           $380

Pension expense for the SERP included the following components for the year ended December 31:

										   1994            1993           1992
Service cost                                                                      $151            $113           $115
Interest cost                                                                      130             154            139
Amortization                                                                        42              49             49
Pension expense                                                                   $323            $316           $303

The status of the SERP and pension liability at December 31 consisted of:

										   1994            1993           1992
Actuarial present value of accumulated benefit obligations:
Vested                                                                         $(1,051)        $(1,747)         $(642)
Nonvested                                                                            -              (6)            -
Accumulated benefit obligation                                                 $(1,051)        $(1,753)         $(642)

Projected benefit obligation                                                   $(1,609)        $(2,185)       $(1,596)
Unrecognized net (gain) loss                                                      (603)            320            (29)
Unrecognized net transition obligation                                             536             584            633
Unrecognized prior service cost                                                    141             -               -
Additional liability                                                                -             (472)            -
Pension liability                                                              $(1,535)        $(1,753)         $(992)

Assumptions used for projected benefit obligations, computed using the projected unit credit method, were:

										   1994            1993           1992
Discount rate                                                                     8.75 %          7.50 %         9.50 %
Rate of increase in compensation levels                                           4.00            3.00           6.00
Long-term rate of return on assets                                               10.00           10.50          10.50

A change in method for determining the market-related value of plan assets decreased pension expense $313 in 1994. The change in salary increase assumption increased pension income by $319 in 1993. Changes in the assumed participant withdrawal rates increased pension income $789 in 1992.

West One has an Employee Thrift Investment Plan, under IRC Section 401, covering substantially all employees. Under the plan, West One made contributions of 50% of participating employees' salary deferrals up to 6% of salary in 1994 and 1993, and 5% of salary in 1992 aggregating $2,744 for 1994, $2,384 for 1993 and $1,566 for 1992.

West One provides certain health care insurance benefits for retired employees and their dependents (postretirement benefits). Substantially all of West One's retirees are eligible for those benefits if they retired directly from service with at least ten years of credited service. Retiree contributions are required depending on age and number of years of service at the time of retirement.

Postretirement benefit expense included the following components for the year ended December 31:

										  1994            1993
Service cost                                                                      $243            $165
Interest cost                                                                      968             959
Amortization                                                                       590             554
Postretirement benefit expense                                                  $1,801          $1,678

The reconciliation of the status of the plan at December 31 follows:
										   1994            1993
Accumulated postretirement benefit obligation:
     Retirees and dependents                                                   $(8,234)       $(10,477)
     Eligible active employees                                                     218             243
     Other active plan participants                                             (3,239)         (3,122)

Accumulated postretirement benefit obligation                                  (11,255)        (13,356)
Unrecognized net transition obligation                                           9,965          10,519
Unrecognized net (gain) loss                                                      (596)          1,884
Accrued postretirement benefit liability                                       $(1,886)          $(953)

Postretirement benefit claims for the year                                        $868            $725

In 1994 West One assumed a 13% annual rate of increase in the per capita cost of covered retiree and dependent health care benefits. The medical trend rate was assumed to decrease gradually to 6% in 2006 and remain at that level for future years. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1994 by $1,107 and the aggregate of the service cost and interest cost components of net periodic postretirement benefit expense for 1994 by $153.

The discount rate used in determining the actuarial present value of the projected postretirement benefit obligation was 8.75%. The salary limits which determine the amount of the deductible paid by the employee were assumed to increase in proportion to West One salary levels.

NOTE 13. NONINTEREST EXPENSE
Dollars in thousands for the year ended December 31,     1994          1993            1992
Salaries                                             $114,916      $104,737         $85,741
Employee benefits                                      27,596        24,149          18,283
Outside services                                       31,977        28,242          21,590
Equipment                                              21,942        21,725          17,174
Net occupancy                                          20,604        19,571          15,255
Insurance and miscellaneous taxes                      19,224        16,899          13,506
Marketing                                              10,331         9,792           7,975
Postage and courier                                     9,756         8,568           6,344
Supplies                                                7,453         7,364           5,989
Telephone                                               7,515         6,551           4,739
Other                                                  23,378        24,840          19,928
Total                                                $294,692      $272,438        $216,524

NOTE 14.  INCOME TAXES

The provision for income taxes consisted of the following for the year ended December 31:

Dollars in thousands                                             1994                1993                   1992
Federal
Current                                                      $42,257             $29,480                $20,136
Deferred                                                      (5,225)              1,006                  2,925

State
Current                                                        6,773               6,329                  4,621
Deferred                                                         125                 576                    273

Total federal and state                                      $43,930             $37,391                $27,955


Deferred taxes were as follows for the year ended December 31:
								1994                1993                   1992
Provision for credit losses                                  $   300            $(2,218)                 $(926)
Depreciation and amortization                                 (3,358)               (778)                  (674)
Cash basis accounting                                           (493)             (1,288)                  (289)
Leasing                                                       (2,947)              2,546                  2,745
Alternative minimum tax                                             -                   -                 1,154
Other                                                            889               1,861                    102
Use of subsidiary preacquisition tax carryforwards
   to reduce purchased intangibles                               509               1,459                  1,086
Total deferred taxes                                         $(5,100)             $1,582                 $3,198

The provision for income taxes varied from amounts computed at the federal statutory rate as follows for the year ended December 31:

					       1994                   1993                          1992
Provision at statutory rate           $51,485    35.0  %     $42,202      35.0  %          $31,051         34.0  %
Nontaxable interest income            (12,041)   (8.2)       (10,473)     (8.7)             (7,045)        (7.7)
State income taxes, net of federal
   benefit                              4,484     3.1          4,367       3.6               3,230          3.5
Other                                       2       -          1,295       1.1                 719           .8
Provision for income taxes            $43,930    29.9  %     $37,391      31.0  %          $27,955         30.6  %


The components of net deferred taxes are as follows for the year ended December 31:

										     1994                   1993
Deferred tax assets
Allowance for credit losses                                                      $30,226                $29,491
Cash basis accounting                                                              6,677                  6,283
Unrealized securities losses                                                       8,178                      -
Other                                                                              3,098                  3,744
Total deferred tax assets                                                         48,179                 39,518

Deferred tax liabilities
Depreciation and amortization                                                     (4,516)                (7,712)
Leasing                                                                          (24,881)               (27,828)
Pension and retirement benefits                                                   (5,743)                (6,492)
Purchase accounting                                                               (2,685)                (2,170)
Unrealized securities gains                                                            -                 (5,990)
Other                                                                             (2,521)                (2,040)
Total deferred tax liabilities                                                   (40,346)               (52,232)
Net deferred tax asset (liability)                                                $7,833               $(12,714)

A subsidiary has preacquisition net operating loss carryforwards remaining of $1,954 which expire through 2008.

The corporation recorded tax benefits of $1,332, $475 and $812 for executive stock option exercises in 1994, 1993 and 1992, respectively. The tax benefits have been allocated to shareholders' equity. In 1994 the deferred benefit for income taxes of $13,319 for unrealized securities losses has been allocated to shareholders' equity.

Deferred tax liabilities of $2,133 have not been recognized for a thrift subsidiary's base year tax bad debt reserve of $5,359. If the subsidiary fails to qualify as a savings and loan association or is converted to a commercial bank, the bad debt reserve would become taxable. Management does not expect this difference to reverse in the foreseeable future.


NOTE 15.  REGULATORY REQUIREMENTS AND RESTRICTIONS

Regulatory authorities require banks to maintain cash reserves against deposits. These reserves vary according to the type and maturity of the deposit. Cash reserve balances at December 31, 1994 and 1993 were $152,312 and $144,998, respectively.

Federal and state laws place limitations on the extension of credit by banking subsidiaries to the Parent Company and nonbank affiliates. Under these restrictions, banking subsidiaries may not extend credit beyond an aggregate of $100,475 to the Parent Company and nonbank affiliates as of December 31, 1994. Any extensions of such credit are subject to strict collateral requirements.

Federal and state laws also restrict the amount of dividends that may be declared by banking subsidiaries without the approval of regulatory authorities. Banking subsidiaries may declare dividends to the Parent Company in 1995 up to $170,440 plus 1995 net income to the date of dividend declaration.

Credit extensions to directors, executive officers and their associates, which are within regulatory limitations, are as follows:

Dollars in thousands                                             1994          1993
Balance at January 1                                            $74,849       $73,910
Increases                                                        91,621        53,644
Decreases                                                        77,746        52,705
Balance at December 31                                          $88,724       $74,849

NOTE 16. PARENT COMPANY ONLY FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS
Dollars in thousands At December 31,                      1994           1993
Assets
Cash and due from banks                                   $122           $430
Loans and advances to subsidiaries:
   Banks                                                55,025         47,475
   Nonbanks                                             22,519         15,375
Investment in subsidiaries:
   Banks                                               669,497        607,766
   Nonbanks                                              5,344          5,351
Other loans and investments                             22,261         19,563
Premises and equipment                                  15,972         19,455
Other assets                                            40,695         40,900
Total assets                                          $831,435       $756,315

Liabilities
Commercial paper                                     $       -        $20,162
Long-term debt                                          74,631         77,804
Other liabilities                                       41,035         34,783

Total liabilities                                      115,666        132,749
Shareholders' equity                                   715,769        623,566

Total liabilities and shareholders' equity            $831,435       $756,315

CONDENSED STATEMENTS OF INCOME
Dollars in thousands for the year ended  December 31,          1994           1993          1992
Income
Dividends from subsidiaries:
   Banks                                                       $65,513       $40,521       $41,650
   Nonbanks                                                      1,934         1,412         1,830
Interest:
   Loans and advances to subsidiaries                            4,080         3,212         2,516
   Loans and short-term investments - nonaffiliates              1,298           497           763
Other, principally subsidiaries                                 87,711        79,564        54,975
Total income                                                   160,536       125,206       101,734

Expense
Interest                                                         6,351         8,345         9,845
Salaries and employee benefits                                  42,320        40,366        30,203
Other                                                           55,492        51,799        45,045
Total expense                                                  104,163       100,510        85,093

Income before taxes and equity in earnings of subsidiaries      56,373        24,696        16,641
Income tax benefit                                               5,654         7,016        10,327
Equity in undistributed earnings of subsidiaries                41,144        51,475        36,404
Net income                                                    $103,171       $83,187       $63,372

STATEMENTS OF CASH FLOWS
Dollars in thousands for the year ended December 31,                    1994        1993        1992
Cash flows from operating activities
Net income                                                            $103,171    $83,187      $63,372
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Equity in undistributed earnings of subsidiaries                     (41,144)   (51,475)     (36,404)
  Depreciation and amortization                                         11,045     10,296        7,623
Changes in assets and liabilities                                        1,639     (7,094)        (107)
Net cash provided by operating activities                               74,711     34,914       34,484

Cash flows from investing activities
Change in other short-term investments, maturities less than 90 days       157    (15,878)       9,567
Purchase of securities held to maturity                                (20,000)    (3,416)     (54,643)
Maturity of securities held to maturity                                       -     6,139       51,053
Sale of securities                                                       2,155          -       17,894
Change in loans to subsidiaries                                         (2,144)   (23,950)      (9,279)
Change in loans to nonaffiliates                                         2,364        320        4,582
Other                                                                   (2,156)    (3,432)      (3,429)
Capitalization of subsidiaries                                         (14,864)    (6,685)    (114,211)

 Net cash used by investing activities                                 (34,488)   (46,902)     (98,466)

Cash flows from financing activities
Change in short-term borrowings, maturities less than 90 days          (15,878)    (1,416)      14,259
Proceeds from short-term borrowings                                      4,162     13,200           -
Payments on short-term borrowings                                       (8,952)    (7,000)          -
Payments on long-term debt                                              (3,067)   (27,566)      (4,189)
Proceeds from issuance of common stock                                   8,463     54,526       67,922
Cash dividends paid                                                    (25,259)   (19,392)     (15,130)

Net cash provided (used) by financing activities                       (40,531)    12,352       62,862

Net increase (decrease) in cash and due from banks                        (308)       364       (1,120)
Cash and due from banks - January 1                                        430         66        1,186
Cash and due from banks - December 31                                     $122       $430          $66

Supplemental information
Interest paid                                                           $4,395     $8,737       $9,936
Income taxes paid                                                       50,381     36,260       19,325
Noncash transactions
Additions to investment in subsidiaries                                 27,609      3,041       11,512
Capital lease for computer equipment                                         -          -       10,857
Termination of capital lease for computer equipment                          -          -        6,460
Tax benefit of stock options exercised                                   1,332        475          812
Dividends declared not paid                                              8,084      6,249        9,220

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of West One Bancorp

We have audited the consolidated balance sheets of West One Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West One Bancorp and subsidiaries as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during 1993 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



/s/Coopers & Lybrand L.L.P.
Boise, Idaho
January 19,1995